UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

(RULE 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant To Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.   )

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U-Store-It Trust
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460 East Swedesford Road, Suite 3000

Wayne, Pennsylvania 19087

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held on June 2, 2010

Dear Shareholder:

You are cordially invited to attend our 2010 annual meeting of shareholders to be held on June 2, 2010, at 9:00 a.m., Eastern Daylight Savings time, at the Dolce Valley Forge Hotel, 301 West DeKalb Pike, King of Prussia, Pennsylvania 19406, for the following purposes:

1.     To elect as trustees the eight individuals named in the accompanying proxy statement to serve one-year terms expiring at our 2011 annual shareholders meeting and until their successors are duly elected and qualify;

2.     To ratify the appointment of KPMG LLP as our independent registered public accounting firm;

3.     To approve the amendment and restatement of our 2007 Equity Incentive Plan; and

4.     To transact such other business as may properly come before the meeting or any adjournment or postponement of the meeting.

Only shareholders of record at the close of business on March 15, 2010 will be entitled to notice of and to vote at the meeting.

YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, YOU ARE URGED TO COMPLETE, DATE AND SIGN THE ACCOMPANYING PROXY CARD AND RETURN IT PROMPTLY IN THE POSTAGE-PAID ENVELOPE PROVIDED.

By Order of the Board of Trustees

Jeffrey P. Foster
Secretary

Wayne, Pennsylvania

April 15, 2010

460 East Swedesford Road, Suite 3000

Wayne, Pennsylvania 19087

PROXY STATEMENT

FOR THE 2010 ANNUAL MEETING

OF SHAREHOLDERS

The Board of Trustees of U-Store-It Trust is soliciting proxies to be voted at the annual meeting of shareholders to be held on June 2, 2010, at 9:00 a.m., Eastern Daylight Savings time, and at any adjournment or postponement of the meeting.  This proxy statement, the enclosed proxy card and our 2009 Annual Report to Shareholders and Form 10-K are first being furnished and made available electronically on our website at www.ustoreit.com under “Investor Relations” to shareholders beginning on or about April 15, 2010.

At the meeting, we will ask the holders of record of our common shares of beneficial interest as of the close of business on March 15, 2010 to vote on the proposals listed below:

(1)           To elect as trustees the eight individuals named in the accompanying proxy statement to serve one-year terms expiring at our 2011 annual shareholders meeting and until their successors are duly elected and qualify;

(2)           To ratify the appointment of KPMG LLP as our independent registered public accounting firm;

(3)           To approve the amendment and restatement of our 2007 Equity Incentive Plan; and

(4)           To transact such other business as may properly come before the meeting or any adjournment or postponement of the meeting.

Our Board of Trustees knows of no other business that will be presented for consideration at the meeting.  If any other matter should be properly presented at the meeting or any adjournment or postponement of the meeting for action by the shareholders, the persons named in the proxy form will vote the proxy in accordance with their best judgment on such matter.

Important Notice Regarding the Availability of Proxy Materials

for the Shareholder Meeting to Be Held on June 2, 2010

This proxy statement and the 2009 Annual Report to Shareholders are available at http://ir.ustoreit.com

ABOUT THE MEETING

Why am I receiving this proxy statement?

This proxy statement contains information related to the solicitation of proxies for use at our 2010 annual meeting of shareholders, to be held at 9:00 a.m., Eastern Daylight Savings time, on June 2, 2010, at the Dolce Valley Forge Hotel, 301 West DeKalb Pike, King of Prussia, Pennsylvania 19406, for the following proposals:

•                  to elect as trustees eight individuals to serve one-year terms expiring at the 2011 annual shareholders meeting and until their successors are duly elected and qualify;

•                  to ratify the appointment of KPMG LLP as our independent registered public accounting firm;

•                  to approve the amendment and restatement of our 2007 Equity Incentive Plan; and

•                  to transact such other business as may properly come before the meeting or any adjournment or postponement of the meeting.

This solicitation is made by U-Store-It Trust on behalf of our Board of Trustees.  “We,” “our,” “us” and the “Company” refer to U-Store-It Trust, a Maryland real estate investment trust and its subsidiaries.

Who is entitled to vote at the annual meeting?

Only holders of record of our common shares at the close of business on March 15, 2010, the record date for the annual meeting, are entitled to notice of and to vote at the meeting or any adjournment or postponement of the annual meeting.  Our common shares are the only class of securities entitled to vote at the meeting.

Who can attend the annual meeting?

All holders of our common shares at the close of business on March 15, 2010, the record date for the annual meeting, or their duly appointed proxies, are authorized to attend the annual meeting.  If you attend the meeting, you may be asked to present valid picture identification, such as a driver’s license or passport, before being admitted. Cameras, recording devices, and other electronic devices will not be permitted at the meeting.  If you hold your shares in “street name” (that is, through a broker or other nominee), you will need to bring a copy of the brokerage statement reflecting your stock ownership as of March 15, 2010, or a legal proxy from your broker.

What will constitute a quorum at the annual meeting?

The presence at the meeting, in person or by proxy, of the holders of a majority of the common shares outstanding at the close of business on March 15, 2010 will constitute a quorum, permitting the shareholders to conduct business at the meeting.  The shares of a shareholder whose ballot on any or all proposals is marked as “abstain” will be included in the number of shares present at the meeting for the purpose of determining the presence of a quorum.  If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will be considered as present, but will not be voted with respect to that matter.

As of the record date, there were 93,431,364 common shares outstanding.

How do I vote my shares that are held by my bank or broker and what is the effect of a broker non-vote?

If your shares are held by a bank or broker, you should follow the voting instructions provided to you by the bank or broker.  Although most banks and brokers offer voting by mail, telephone and on the Internet, availability and specific procedures will depend on their voting arrangements.  If you do not provide voting instructions to your bank or broker, your shares are referred to as “uninstructed shares.”  Whether your bank or broker has the discretion to vote these shares on your behalf depends on the ballot item, as indicated below for each of the proposals.

What Vote Is Required to Approve Each Proposal?

Voting Rights Generally.  Each common share outstanding on the record date entitles its holder to cast one vote on each matter to be voted upon at the annual meeting. Shareholders have no cumulative voting rights.

Election of Trustees.  Trustees are elected by a plurality of the votes cast at the annual meeting.  Any votes not cast, including abstentions, will have no impact on the vote.

Ratification of KPMG LLP as Our Independent Registered Public Accounting Firm.  Ratification of the appointment of KPMG LLP as our independent registered public accounting firm for 2010 requires the affirmative vote of a majority of all votes cast on this proposal (which means the votes cast “for” the proposal must exceed the votes cast “against” the proposal).  Accordingly, an abstention will have no effect on the outcome of the vote on this proposal.

Amendment and Restatement of our 2007 Equity Incentive Plan.  Approval of the Amendment and Restatement of our 2007 Equity Incentive Plan requires the affirmative vote of a majority of all votes cast on this proposal, provided that the total votes cast on this proposal must represent over fifty percent of all common shares entitled to vote on this proposal.  For purposes of the requirement that the total votes cast represent over fifty percent of all common shares entitled to vote on the proposal, abstentions will be counted as votes cast and therefore as shares present and entitled to vote at the meeting.  Abstentions will have the effect of a vote against this proposal.

Uninstructed Shares.  Under new rules adopted by the NYSE, its member-brokers are allowed to vote shares held by them for their customers only on matters the NYSE determines are routine, unless the broker has received voting instructions from their customers.  Your broker is prohibited from voting your shares on Proposal 1 (the election of trustees) and on Proposal 3 (amendment and restatement of 2007 Equity Incentive Plan) unless you have given voting instructions to your broker.  The NYSE currently considers Proposal 2 (ratification of KPMG LLP) to be a routine matter.  Your broker, therefore, may vote your shares in its discretion on Proposal 2 if you do not instruct your broker how to vote on Proposal 2.  The NYSE does not consider the proposal to transact such other business as may properly come before the meeting or any adjournment or postponement of the meeting a routine matter, so your broker may not vote on this proposal in its discretion.

If you do not provide voting instructions to your broker and your broker indicates on its proxy card that it does not have discretionary authority to vote on a particular proposal, your shares will be considered to be “broker non-votes” with regard to that matter. Broker non-votes will be considered to be represented for purposes of determining a quorum but generally will not be considered to be entitled to vote with respect to that proposal. Broker non-votes are not counted in the tabulation of the voting results with respect to the election of directors or for purposes of determining the number of votes cast with respect to a particular proposal. Thus, a broker non-vote will make a quorum more readily obtainable, but a broker non-vote will not otherwise affect the outcome of a vote on a proposal that requires a majority of the votes cast. With respect to a proposal that requires a majority of the outstanding shares entitled to vote on the proposal, a broker non-vote has the same effect as a vote against the proposal.

How do I vote?

You or your duly authorized agent may authorize a proxy to vote your shares by completing and returning the accompanying proxy card, or you may attend the meeting and vote in person.

May I change my vote after I return my proxy card?

Yes. You may revoke a previously granted proxy at any time before it is exercised by submitting to our Secretary a notice of revocation or a duly executed proxy bearing a later date, or by attending the meeting and voting in person.

How are proxy card votes counted?

If the accompanying proxy card is properly signed and returned to us, and not revoked, your shares will be voted as directed by you. Unless contrary instructions are given, the persons designated as proxy holders on the proxy card will vote “FOR” the election of all nominees for our Board of Trustees named in this proxy statement, “FOR” the ratification of KPMG LLP as our independent registered public accounting firm, “FOR” the approval of the Amendment and Restatement of our 2007 Equity Incentive Plan and as recommended by our Board of Trustees with regard to any other matters which properly come before the annual meeting, or, if no such recommendation is given, the persons designated as proxy holders on the proxy card will vote in their own discretion.

What does it mean if I receive more than one proxy card?

If you receive more than one proxy card, it means that you hold shares registered in more than one account.  To ensure that all of your shares are voted, sign and return each proxy card you receive.

Who pays the costs of soliciting proxies?

We will pay the costs of soliciting proxies. We hired Georgeson Inc. to serve as proxy solicitors for us at a cost of $7,500. In addition to soliciting proxies by mail, our officers, trustees and other employees, without additional compensation, may solicit proxies personally or by other appropriate means. It is anticipated that banks, brokers, fiduciaries, custodians and nominees will forward proxy soliciting materials to their principals, and that we will reimburse such persons’ out-of-pocket expenses.

How can I find out the results of the voting at the annual meeting?

Preliminary voting results will be announced at the annual meeting. Final results will be published in our current report on Form 8-K within four business days following the annual meeting.

How can I obtain our Annual Report and Form 10-K?

Our Annual Report to Shareholders and Form 10-K for the fiscal year ended December 31, 2009, are being mailed along with this proxy statement.  These documents are also available electronically on our website at www.ustoreit.com under “Investor Relations.”  Our 2009 Annual Report is not incorporated into this proxy statement and shall not be considered proxy solicitation material.

If you wish to have additional printed copies of our Annual Report to Shareholders and Form 10-K for the fiscal year ended December 31, 2009, as well as a copy of any exhibit specifically requested, we will mail these documents to you without charge. Requests should be sent to: The Secretary of the Company, U-Store-It Trust, 460 East Swedesford Road, Suite 3000, Wayne, Pennsylvania 19087. Our Form 10-K has been filed with the Securities and Exchange Commission, or SEC, and may be accessed from the SEC’s homepage at www.sec.gov.

Who should I contact if I have any questions?

If you have any questions about the annual meeting, these proxy materials or your ownership of our common shares, please contact our Secretary by telephone at (610) 293-5765 or by fax at (610) 293-5720.

PROPOSAL 1:  ELECTION OF TRUSTEES

Our Board of Trustees is currently comprised of nine trustees, each of whose term expires at the 2010 annual meeting.  The Corporate Governance and Nominating Committee recommended to our Board of Trustees that eight of our current trustees be nominated to stand for re-election as follows:  William M. Diefenderfer III, Harold S. Haller, Daniel B. Hurwitz, Dean Jernigan, Marianne M. Keler, David J. LaRue, John F. Remondi and Piero Bussani.  Pursuant to our Corporate Governance Guidelines, Mr. Dannemiller is not eligible to be nominated for election to our Board of Trustees since he has reached his 72nd birthday.  Our Board of Trustees has taken action to reduce the size of the Board from nine to eight trustees immediately upon the expiration of Mr. Dannemiller’s term at the annual meeting.

The Board of Trustees recommends that shareholders vote in favor of the re-election of each of the eight nominees to serve as trustees until the 2011 annual meeting of shareholders and until their successors are duly elected and qualify. Based on its review of the relationships between the trustee nominees and us, the Board of Trustees affirmatively determined that if these nominees are elected, seven of the eight trustees — William M. Diefenderfer III, Harold S. Haller, Daniel B. Hurwitz, Marianne M. Keler, David J. LaRue, John F. Remondi and Piero Bussani, will be “independent” trustees under the rules of the New York Stock Exchange, or NYSE.

The Board of Trustees knows of no reason why any nominee would be unable to serve as a trustee.  If any nominee is unavailable for election or service, the Board of Trustees may designate a substitute nominee and the persons designated as proxy holders on the proxy card will vote for the substitute nominee recommended by the Board of Trustees, or the Board of Trustees may decrease the size of our Board of Trustees, as permitted by our bylaws.  Each nominee has consented to be named in this proxy statement and has agreed to serve if elected.

When considering whether nominees for trustee have the experience, qualifications, attributes and skills, taken as a whole, to enable the Board of Trustees to satisfy its oversight responsibilities effectively in light of our business and structure, the Corporate Governance and Nominating Committee and the Board of Trustees focused primarily on the information discussed in each of the trustees’ individual biographies set forth below. In particular, with regard to Mr. Diefenderfer, the Board considered his experience serving on boards of directors and his experience and background with regard to accounting matters, which included a term on the Public Company Accounting Oversight Board’s Standing Advisory Group.  With regard to Mr. Bussani, the Board considered his significant experience as a general counsel in the hospitality industry believing that the Company’s business model has similar attributes to those of the hospitality industry and that his combined business and legal experience would help guide the board and management with regard to customer retention, occupancy, and risk mitigation.  With regard to Mr. Haller, the Board considered his extensive corporate management knowledge and experience and the diverse background he would bring to the Board through his experience consulting with clients across a variety of industries on corporate management issues.  With regard to Mr. Hurwitz, the Board considered his knowledge and experience working with real estate investment trusts and believes that his knowledge of the industry will be valuable to management and the Board in helping our management team to establish corporate strategy, policies, goals and objectives for us.  With regard to Mr. Jernigan, the Board considered his experience with real estate investment trusts and in particular his knowledge and experience in the self storage industry.  The Board also considered his knowledge of our business through his service as our Chief Executive Officer.  With regard to Ms. Keler, the Board considered her extensive finance, merger and acquisition, management, governance and risk management experience, including her over 20 years of service as a senior corporate officer at a Fortune 100 financial services company, believing that such background would be valuable to our senior level management team.  With regard to Mr. LaRue, the Board considered his strong financial and audit background with real estate companies, including with Forest City Commercial Group, believing such background would prove invaluable in evaluating and recommending strategic courses of action to management.  The Board also considered his knowledge and involvement in real estate ownership, strategy, operation and investment in connection with his work through Forest City Commercial Group.  With regard to Mr. Remondi, the Board considered his considerable financial management experience, including his service as chief financial officer at a Fortune 100 financial services company, and considers such knowledge to be valuable to us when we examine opportunities and as we move forward with our strategic goals.

Nominees for Election for a Term Expiring at the 2011 Annual Meeting

Set forth below are descriptions of the backgrounds and principal occupations of each of our nominees for trustee, and the period during which he or she has served as a trustee, as of April 8, 2010.

William M. Diefenderfer III, 64, has served as our Chairman of the Board since February 2007 and as a trustee since our initial public offering in October 2004. Mr. Diefenderfer has been a partner in the law firm of Diefenderfer, Hoover, Boyle & Wood since 1991. He served as Chief Executive Officer and President of Enumerate Solutions Inc., a privately-owned technology company that he co-founded, from 2000 to 2002. From 1992 to 1996, Mr. Diefenderfer served as Treasurer and Chief Financial Officer of Icarus Aircraft, Inc., a privately-owned aviation technology company. Mr. Diefenderfer served a two-year term on the Public Company Accounting Oversight Board’s Standing Advisory Group from 2004 through 2005. In October 2006, he accepted appointment to the Commission on the Future of American Veterans, the purpose of which is to formulate a clear plan to guide the U.S. Department of Veteran’s Affairs for the next twenty years. Mr. Diefenderfer serves as Vice-Chairman of the Board of Directors of Enumerate Solutions Inc., as well as chairman of its Audit Committee. He currently serves on the board of SLM Corporation, a publicly-traded company more commonly known as Sallie Mae, a leading provider of student loans and administrator of college savings plans. He is a member of Sallie Mae’s Finance Committee.

Piero Bussani, 44, has served as a trustee since February 23, 2010.  Mr. Bussani was appointed by the Board upon the recommendation of the Corporate Governance and Nominating Committee. Since December 2004, Mr. Bussani has been General Counsel and Executive Vice President for WHM LLC (aka Luxury Resorts and Hotels), a leading luxury hotel management company that manages hotels and resorts owned by affiliates of the Blackstone Group.  Mr. Bussani is responsible for overseeing and managing the legal, human resources and risk functions for the management and operation of hotels and resorts throughout the U.S. and Caribbean.  From June 1996 through June 2007, Mr. Bussani served as General Counsel and Executive Vice President for Extended Stay America, Inc. and Extended Stay Hotels in Spartanburg, South Carolina.  From July 1995 through June 1996, Mr. Bussani was Senior Real Estate Counsel for Blockbuster Entertainment Group in Fort Lauderdale, Florida.  Mr. Bussani started his career as an associate in the litigation and real estate groups of Arent Fox Kintner Plotkin & Kahn in Washington D.C. where he worked from August 1991 through July 1995.

Harold S. Haller, Ph.D., 71, has served as a trustee since our initial public offering in October 2004. Mr. Haller has been a management consultant since 1967. He formed Harold S. Haller & Company in 1983 to help corporate managers improve quality and productivity in production, marketing, business administration and research and development. Mr. Haller is also a lecturer and a writer of technical papers within his field.  He has been an adjunct professor at Case Western Reserve University for 21 years and is currently the Director of the Case Statistical Consulting Center. Mr. Haller worked closely with Dr. W.E. Deming in Dr. Deming’s four-day management seminars from 1985 until Dr. Deming’s death in 1993 and was retained by companies implementing Dr. Deming’s management philosophy for consulting in quality and risk management. Mr. Haller is the principal consultant for Real World Quality System’s NASA projects and a consultant to T.J. Cross Engineers in Bakersfield, California with respect to Chevron’s Environmental Management Company World Class Execution initiative.

Daniel B. Hurwitz, 46, was appointed by the Board of Trustees on January 25, 2008.  Mr. Hurwitz has been President and Chief Executive Officer of Developers Diversified Realty, a self-administered and self-managed real estate investment trust, or REIT, which acquires, develops, leases and manages shopping centers, since January 2010.  Mr. Hurwitz is responsible for developing, refining and executing Developers Diversified’s corporate strategy, policies, goals and objectives.  Moreover, he is a member of Developers Diversified’s executive management and investment committee. He previously served as President and Chief Operating Officer of Developers Diversified from May 2007 to December 2009, as Senior Executive Vice President and Chief Investment Officer of Developers Diversified from May 2005 to April 2007, and as Executive Vice President of Developers Diversified from June 1999 through April 2005.  Mr. Hurwitz currently serves on the board of directors of Developers Diversified Realty and Macquarie DDR Trust, a real estate investment trust which invests predominantly in U.S. community shopping centers.

Dean Jernigan, 64, has been our Chief Executive Officer since April 2006 and also has served as a member of our Board of Trustees since that time. Mr. Jernigan served as our President from April 2006 to November 2008. From 2004 to April 2006, Mr. Jernigan served as President of Jernigan Property Group, LLC, a Memphis-based company that formerly owned and operated self-storage facilities in the United States.  From 2002 to 2004, Mr. Jernigan was a private investor. From 1984 to 2002, he was Chairman of the Board and Chief Executive Officer of Storage USA, Inc., which was a publicly-traded self-storage REIT from 1994 to 2002. Mr. Jernigan served as a member of the National Association of Real Estate Investment Trusts’ Board of Governors from 1995 to 2002, and as a member of its Executive Committee from 1998 to 2002. Mr. Jernigan currently serves on the board of Thomas & Betts, Inc., a publicly-traded electrical components and equipment company.

Marianne M. Keler, 55, has served as a trustee since March 2007.  From 1985 to February 2006, Ms. Keler served in various positions with SLM Corporation, a publicly-traded company more commonly known as Sallie Mae. From 2005 to 2006, she served as Executive Vice President, Corporate Strategy, Consumer Lending and Administration, where she led several business lines, including SLM Financial. From 2001 to 2004, she was Executive Vice President and General Counsel for SLM.  Ms. Keler was an attorney at the U.S. Securities and Exchange Commission from 1981 to 1984.  She is a partner of Keler-Kershow, LLC, a private law firm, and chairs the board of the American University of Bulgaria as well as the board of Building Hope, a charter school lender.

David J. LaRue, 48, has served as a trustee since our initial public offering in October 2004. Since March 2010, Mr. LaRue has served as the Executive Vice President and Chief Operating Officer at Forest City Enterprises, Inc., a publicly-traded real estate company.  From 2003 until March 2010, Mr. LaRue served as the President and Chief Operating Officer of Forest City Commercial Group, the largest strategic business unit of Forest City Enterprises, Inc. While at the Commercial Group, Mr. LaRue was responsible for the execution of operating and development plans within the Commercial Group, which owns, develops, acquires and manages retail, office, hotel and mixed-use projects throughout the United States. Mr. LaRue served as Executive Vice President of Forest City Rental Properties from 1997 to 2003. Mr. LaRue has been with Forest City since 1986.  Mr. LaRue serves as a Trustee for the International Council of Shopping Centers.  Additionally, Mr. LaRue is involved as a board member of the following non-profit entities: the Greater Cleveland Sports Commission, the Friends of the Cleveland School of the Arts and Cleveland Leadership Center.

John F. Remondi, 47, has served as a trustee since November 5, 2009.  Mr. Remondi was appointed by the Board upon the recommendation of the Corporate Governance and Nominating Committee.  Mr. Remondi is Vice Chairman and Chief Financial Officer of SLM Corporation, a publicly-traded company more commonly known as Sallie Mae.  Prior to rejoining SLM in 2008, Mr. Remondi served as Portfolio Manager to PAR Capital Management Corp. in Boston, Massachusetts, from 2005 to 2008.  From 1999 to 2005, Mr. Remondi served in several financial positions with SLM, including its Executive Vice President, Corporate Finance.  In addition to his experience at SLM Corporation, Mr. Remondi served in corporate finance positions with New England Education Loan Marketing Corporation and BayBank Boston.

Vote Required and Recommendation of Our Board of Trustees

The affirmative vote of a plurality of all the votes cast at the annual meeting is necessary for the election of a trustee.  For purposes of the election of trustees, we will not treat as cast any shares whose ballot is marked as withheld or that are otherwise present at the meeting but for which there is an abstention.

OUR BOARD OF TRUSTEES UNANIMOUSLY RECOMMENDS A VOTE “FOR” EACH OF THE ABOVE NOMINEES.

CORPORATE GOVERNANCE

Committee Charters and Corporate Governance Documents

Our Board of Trustees maintains written charters for all Board committees and has previously adopted corporate governance guidelines and a code of business conduct and ethics.  To view the committee charters, corporate governance guidelines, and code of business conduct and ethics, please visit our website at www.ustoreit.com.  Each of these documents is also available in print, free of charge, to any shareholder who requests them in writing to the Secretary, U-Store-It Trust, 460 East Swedesford Road, Suite 3000, Wayne, Pennsylvania 19087.

Independence of Trustees

NYSE listing standards require listed companies to have a majority of independent board members and to have each of the nominating/corporate governance, compensation and audit committees comprised solely of independent trustees. Under the NYSE listing standards, in order for a trustee to qualify as “independent,” our Board of Trustees must affirmatively determine that the trustee has no material relationship with us (either directly or as a partner, shareholder or officer of an organization that has a relationship with us).  In addition, the NYSE listing standards provide that a trustee is not independent in the following circumstances:

•                  a trustee who is an employee, or whose immediate family member is an executive officer, of ours or one of our subsidiaries, is not independent until three years after the end of such employment relationship;

•                  a trustee who has received, or has an immediate family member who has received, during any twelve-month period within the last three years, more than $120,000 in direct compensation from us or one of our subsidiaries, other than trustee and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service);

•                   (a)            a trustee who is, or whose immediate family member is, a current partner of a firm that is our internal auditor or independent registered public accounting firm;

(b)                                 a trustee who is a current employee of such a firm;

(c)                                  a trustee who has an immediate family member who is a current employee of such a firm and who personally works on our audit; or

(d)                                 a trustee who was, or whose immediate family member was, within the last three years a partner or employee of such a firm and personally worked on our audit within that time;

•                  a trustee who is employed, or whose immediate family member is employed, as an executive officer of another company where any of our present executive officers at the same time serve or served on the other company’s compensation committee until three years after the end of such service or employment relationship; or

•                  a trustee who is an employee, or whose immediate family member is an executive officer, of another company that has made payments to, or received payments from, us for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million, or 2 percent of such other company’s consolidated gross revenues.

For these purposes, an “immediate family” member includes a trustee’s spouse, parents, children, siblings, mother and father-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone (other than domestic employees) who shares the trustee’s home.

Our Board of Trustees evaluated the status of each trustee and has affirmatively determined, after broadly considering all facts and circumstances, that each of Messrs. Bussani, Dannemiller, Diefenderfer, Haller, Hurwitz, LaRue, and Remondi and Ms. Keler is “independent,” under NYSE listing standards because each has no known relationship (material or otherwise) with us.

In making the foregoing determination, the Board of Trustees was aware that Mr. LaRue was the President and Chief Operating Officer of Forest City Commercial Group, a company from which we leased approximately 8,000 square feet of office space until the lease terminated on January 31, 2009. The Board determined that this does not constitute a relationship, material or otherwise, between us and Mr. LaRue, because Mr. LaRue is not a party to this arrangement and does not derive any benefit from it, and the arrangement is not material to any of the parties.  For more information see the section entitled “Policies and Procedures Regarding Review, Approval or Ratification of Transactions with Related Persons” below.

Communications with the Board

Shareholders and other interested parties may communicate with the Board of Trustees or with the non-management Trustees, as a group or individually by communicating directly with the Chairman of the Board. Please send any correspondence you may have in writing to the “Chairman of the Board” c/o Secretary of U-Store-It Trust, 460 East Swedesford Road, Suite 3000, Wayne, Pennsylvania 19087, who will then directly forward your correspondence to the Chairman of the Board. The Chairman of the Board will decide what action should be taken with respect to the communication, including whether such communication should be reported to the Board of Trustees.

Oversight of Risk Management

We are exposed to a number of risks and we regularly identify and evaluate these risks and develop enterprise-based plans to manage them effectively. Our Chief Executive Officer, Chief Financial Officer and Chief Legal Officer are directly responsible for our enterprise risk management function and report to our Board of Directors and Audit Committee in this regard. In fulfilling their risk management responsibilities, our Chief Executive Officer, Chief Financial Officer and Chief Legal Officer work closely with members of executive and senior management, including our President, the department heads of each Company department, and financial and accounting staff.

Not less than quarterly, the Chief Executive Officer and Chief Financial Officer conduct a risk disclosure meeting with all members of senior management and the heads of each Company department.  Not less than annually, senior management and the heads of each Company department conduct a review of all enterprise risk management policies and procedures and recommend revisions to company controls and policies.  We also retain the use of outside consultants to review risks facing us and to recommend policies and programs to minimize the impact of any risks identified by such consultant.

On behalf of the Board of Directors, the Audit Committee plays a key role in the oversight of our risk management policy. In that regard, the Chief Executive Officer, Chief Financial Officer and Chief Legal Officer regularly meet with the Audit Committee to discuss the risks facing us, highlighting any new risks that may have arisen since they last met. The Audit Committee also reports to the Board of Directors on a regular basis to apprise them of their discussions with the Chief Executive Officer, Chief Financial Officer and Chief Legal Officer regarding our risk management efforts. Finally, the Chief Executive Officer, Chief Financial Officer and Chief Legal Officer reports directly to the Board of Directors on at least an annual basis to apprise them directly of our risk management efforts.

MEETINGS AND COMMITTEES OF THE BOARD OF TRUSTEES

Board of Trustees Meetings

During 2009, the Board of Trustees met 8 times, including telephonic meetings. Each trustee is expected to attend, in person or by telephone, all Board meetings and meetings of committees on which he or she serves. During 2009, each trustee attended at least 75 percent of the Board and committee meetings on which he or she served.  Pursuant to our corporate governance guidelines, all of our trustees are expected to attend our annual meetings of shareholders. All of our trustees then serving on our Board attended our 2009 annual shareholders meeting.

Non-Executive Chairman of the Board; Executive Sessions

William M. Diefenderfer III serves as Non-Executive Chairman of the Board. We believe that separating the positions of Chairman and Chief Executive Officer (CEO) is currently appropriate for us given Mr. Diefenderfer’s strong business, legal, accounting and management experience and his knowledge and experience with our company.  Additionally, separating the positions of Chairman and CEO allows our CEO to focus on growing our business and implementing our strategic business plans.  The Non-Executive Chairman of the Board is charged primarily with:

•                  presiding over meetings of our Board and shareholders, including executive sessions of the non-management trustees;

•                  establishing an agenda and setting the timing and length for each Board meeting in collaboration with our CEO and other trustees and meeting with our CEO following each meeting to discuss any open issues and follow-up items;

•                  facilitating and coordinating communication among the non-management trustees and our CEO and an open flow of information between management and our Board;

•                  facilitating and coordinating communication among our shareholders and our Board;

•                  periodically meeting with each non-management trustee;

•                  serving as an ex-officio member of each board committee;

•                  providing assistance to and consulting with our CEO, as necessary;

•                  coordinating the periodic review of management’s strategic plan; and

•                  performing such other duties and services as our Board may require.

Pursuant to our corporate governance guidelines and the NYSE listing standards, in order to promote open discussion among independent trustees, our Board of Trustees devotes a portion of each regularly scheduled Board meeting to sessions of non-management trustees without management participation.  The Chairman of the Board presides over these sessions.

Board Committees

The Board of Trustees has a standing Audit Committee, Compensation Committee and Corporate Governance and Nominating Committee. All members of these committees are “independent” of us as that term is defined in the NYSE listing standards.  Our Board of Trustees has adopted a written charter for each of its standing committees. The full text of each charter is available on our website at website at www.ustoreit.com under “Investor Relations.”

The table below provides current membership information for each of the Board committees and the number of meetings held by each committee during 2009:

Name (1)	Audit	Compensation	Corporate Governance and Nominating
J. C. Dannemiller		✓	✓
H. S. Haller		✓	✓
D. B. Hurwitz	✓	Chair
M. M. Keler	✓		Chair
D. J. LaRue	Chair
J.F. Remondi	✓		✓
Piero Bussani (2)		✓	✓
Number of Meetings in 2009	6	7	7

(1)                      Mr. Diefenderfer, our Chairman of the Board, serves as an ex officio member of each committee.

(2)                    Mr. Bussani has served as a member of the Compensation Committee and Corporate Governance and Nominating Committee since February 23, 2010.

Audit Committee

The principal purposes of the Audit Committee are to assist the Board of Trustees in the oversight of:

•                  the integrity of our financial statements;

•                  our compliance with legal and regulatory requirements;

•                  the qualification and independence of our independent registered public accounting firm; and

•                  the performance of our internal audit function and independent registered public accounting firm.

The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the work of our independent registered public accounting firm and is also responsible for reviewing with our independent registered public accounting firm any audit problems or difficulties they encounter in the course of their audit. The Audit Committee is also charged with the tasks of reviewing our financial statements, any financial reporting issues and the adequacy of internal controls with management and our independent registered public accounting firm.

Our Audit Committee’s written charter requires that all members of the committee meet the independence, experience, financial literacy and expertise requirements of the NYSE, the Sarbanes-Oxley Act of 2002, the Securities Exchange Act of 1934, as amended, or Exchange Act, and applicable rules and regulations of the SEC, all as in effect from time to time. All of the members of the Audit Committee meet the foregoing requirements. The Board of Trustees determined that Messrs. LaRue and Remondi are each an “audit committee financial expert” as defined by the rules and regulations of the SEC.

Compensation Committee

The principal purposes of the Compensation Committee are to:

•                  review and approve our corporate goals and objectives with respect to the compensation of our Chief Executive Officer, evaluate the Chief Executive Officer’s performance in light of those goals and objectives, and determine and approve, either as a committee or with our other independent trustees, the appropriate level and structure of the Chief Executive Officer’s compensation;

•                  determine and approve, either as a committee or together with our other independent trustees, the compensation of the other executive officers;

•                  review and recommend succession plans for our key officers;

•                  make recommendations to the Board of Trustees regarding compensation of trustees; and

•                  recommend, implement and administer our incentive and equity-based compensation plans.

In carrying out its duties, the Compensation Committee has sole authority, pursuant to its charter, to retain advisors, including compensation consultants to advise the Compensation Committee on executive compensation matters. The Compensation Committee engaged Towers Perrin, an independent compensation consultant, to review our existing compensation and benefits program, analyze competitive market compensation practices and make recommendations on our 2009 executive compensation program.  The Compensation Committee also has authority to delegate to one or more subcommittees as it deems necessary and appropriate.

The Chairman of the Compensation Committee sets the agenda for its meetings in consultation with our Secretary. Our Chief Executive Officer regularly attends meetings of the Compensation Committee and makes recommendations with respect to compensation of executive officers who report directly to him. The Board of Trustees has authority to approve grants of equity-based awards to our trustees.  The Compensation Committee has authority to approve grants of equity-based awards to our executive officers and employees. The Board of Trustees has delegated to our Chief Executive Officer the authority to make one-time grants of equity-based awards to non-executive new hires in an amount not to exceed the equivalent of $100,000, and the Chief Executive Officer must regularly report to the Compensation Committee information concerning the grants that are made pursuant to this authority. The Board of Trustees has not delegated authority with respect to executive or trustee compensation to any other group or person.

Compensation Committee Interlocks and Insider Participation

Mr. Dannemiller, Mr. Haller and Mr. Hurwitz served on the Compensation Committee during 2009. None of the members of the Compensation Committee during 2009 or as of the date of this proxy statement is or has been an officer or employee of ours and no executive officer of ours served on the compensation committee or board of any company that employed any member of our Compensation Committee or Board of Trustees.

Corporate Governance and Nominating Committee

The principal purposes of the Corporate Governance and Nominating Committee are to:

•                  identify individuals that are qualified to serve as trustees;

•                  recommend such individuals to the Board of Trustees, either to fill vacancies that occur on the Board of Trustees from time to time or in connection with the selection of trustee nominees for each annual meeting of shareholders;

•                  periodically assess the size of the Board of Trustees to ensure it can effectively carry out its obligations;

•                  develop, recommend, implement and monitor our corporate governance guidelines and our code of business conduct and ethics;

•                  review any related party transactions and procedures for evaluating and approving such transactions;

•                  oversee the evaluation of the Board of Trustees and management; and

•                  ensure that we are in compliance with all NYSE corporate governance listing requirements.

The Board of Trustees has adopted a policy to be used for considering potential trustee candidates to continue to ensure that our Board of Trustees consists of a diversified group of qualified individuals that function effectively as a group. The policy provides that qualifications and credentials for consideration as a trustee nominee may vary according to the particular areas of expertise being sought as a complement to the existing composition of the Board of Trustees. However, at a minimum, candidates for trustee must possess:

•                  the highest professional and personal ethics and values;

•                  a commitment to enhancing shareholder value;

•                  broad experience at the policy-making level in business, government, education, technology or public interest;

•                  an ability to provide insights and practical wisdom based on experience and expertise;

•                  a willingness and ability to devote adequate time and resources to diligently perform Board duties;

•                  a reputation, both personal and professional, consistent with our image and reputation; and

•                  an ability to exercise sound judgment and make independent analytical inquiries.

In addition to the aforementioned minimum qualifications, the Corporate Governance and Nominating Committee also believes that there are other qualities and skills that, while not a prerequisite for nomination, should be taken into account when considering whether to recommend a particular person. These factors include:

•                  whether the person possesses specific expertise and familiarity with general issues affecting our business;

•                  whether the person’s nomination and election would enable the Board of Trustees to have a member that qualifies as an “audit committee financial expert” as such term is defined by the SEC;

•                  whether the person would qualify as an “independent” trustee under the NYSE listing standards and our corporate governance guidelines;

•                  the importance of continuity of the existing composition of the Board of Trustees; and

•                  the importance of a diversified Board membership, in terms of both the individuals involved and their various experiences and areas of expertise.

The Corporate Governance and Nominating Committee will seek to identify trustee candidates based on input provided by a number of sources, including (a) Corporate Governance and Nominating Committee members, (b) other members of the Board of Trustees and (c) our shareholders. The Corporate Governance and Nominating Committee also has the authority to consult with or retain advisors or search firms to assist in the identification of qualified trustee candidates.  In 2009, the Corporate Governance and Nominating Committee retained the services of the National Association of Corporate Directors, or NACD, to identify potentially qualified candidates for the Board.

As part of the identification process, the Corporate Governance and Nominating Committee determines the optimal size of the Board, assessing the future needs based on anticipated trustee vacancies and willingness of existing trustees to continue to serve as trustees if re-nominated. Once a trustee candidate has been identified, the Corporate Governance and Nominating Committee will evaluate the candidate in light of his or her qualifications and credentials, and any additional factors that it deems necessary or appropriate. Existing trustees who are being considered for re-nomination are re-evaluated as part of the Corporate Governance and Nominating Committee’s process of recommending trustee candidates. The Corporate Governance and Nominating Committee will consider all persons recommended by shareholders in the same manner as all other trustee candidates provided that such recommendations are submitted in accordance with the procedures set forth in our bylaws. For more information see the section entitled “Other Matters — Shareholder Proposals and Nominations for the 2011 Annual Meeting” below.

After completing the identification and evaluation process described above, the Corporate Governance and Nominating Committee recommends to the Board of Trustees the nomination of a number of candidates equal to the number of trustees expected to be elected at the next annual meeting of shareholders. The Board of Trustees selects the trustee nominees for shareholders to consider and vote upon at the annual meeting.

Former Trustee

On November 5, 2009, Charles E. Andrews resigned from the Board and John F. Remondi was appointed to the Board.  Mr. Andrews served as an independent member of our Board of Trustees pursuant to the NYSE.

TRUSTEE COMPENSATION

Trustee Compensation Table for 2009

The table below shows the actual amounts earned by our trustees for their service during 2009. As an employee of the Company, Mr. Jernigan does not receive compensation for his service as a trustee.  Compensation paid to Mr. Jernigan can be found in the table captioned “Summary Compensation Table for 2009.”

Name (1)	Fees Earned or Paid in Cash (2)	Stock Awards (3)	All Other Compensation (4)	Total

W. M. Diefenderfer III	$50,000	$60,000	$2,280	$112,280

Charles E. Andrews	$29,836	$60,000	$1,187	$91,023

J.C. Dannemiller	$42,979	$60,000	$3,406	$106,385

H. S. Haller	$42,979	$60,000	$3,402	$106,381

D. B. Hurwitz	$44,521	$60,000	$1,360	$105,881

M. M. Keler	$44,521	$60,000	$1,360	$105,881

D. J. LaRue	$42,500	$60,000	$3,036	$105,336

J.F. Remondi	$3,836	-0-	-0-	$3,836

(1)          Each person listed served as our trustee for all of 2009, except that Mr. Remondi joined the Board on November 5, 2009.  A former trustee, Mr. C.E. Andrews, resigned from the Board on November 5, 2009.  All unvested shares held by Mr. Andrews on the date of his resignation were forfeited.

(2)          Includes fees paid in connection with: (a) the annual retainer for service on the Board; (b) the annual retainer for service on the Audit Committee, Compensation Committee and the Corporate Governance and Nominating Committee, as applicable; and (c) the annual retainer for the Chairman of the Board and the Chairman of the Audit Committee, Compensation Committee and the Corporate Governance and Nominating Committee, as applicable.

(3)          On January 23, 2009, each trustee was granted 15,831 restricted shares, which vest one year from the grant date.  The amounts listed in this column reflect the grant date fair value of the award in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation— Stock Compensation (“FASB ASC Topic 718”).  Assumptions used in the calculation of these amounts are included in Note 14, “Share-Based Compensation Plans,” in the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K filed with the SEC on March 1, 2010.  As of December 31, 2009, each of the non-employee trustees named above had 15,831 unvested restricted shares outstanding, except for Mr. Andrews and Mr. Remondi who had no outstanding unvested restricted shares.

(4)          All other compensation includes dividends paid on unvested restricted shares, deferred shares under the old trustee deferred compensation plan and dividend equivalents paid on phantom shares issued under the new deferred compensation plan.  See “Trustees Deferred Compensation Plan” below.

Cash Compensation

For 2009, cash compensation to our independent trustees consisted of the following payments: (i) annual retainer for service on the Board of $25,000; (ii) annual retainer of $25,000 for the Chairman of the Board; (iii) annual retainer of $10,000 for the chairman of the Audit Committee; (iv) annual retainer of $7,500 for service as chairman for each of the Compensation Committee and the Corporate Governance and Nominating Committee; and (v) an additional annual retainer of $7,500 for each committee on which a trustee serves.  Non-employee trustees may receive additional fees for service on strategic initiative or other special committees that the Board of Trustees may from time to time establish.  For 2010, we increased the compensation payable to the Chairman of the Board from $25,000 to $50,000; the Audit Committee Chairman from $10,000 to $20,000; to each Audit Committee member from $7,500 to $10,000; and the Compensation Committee Chairman from $7,500 to $12,500.

Equity Awards

In addition to the cash compensation paid to independent trustees for their Board service, for 2009 we granted to each independent trustee a number of restricted shares equal to $60,000 in value, which is adjusted using a valuation model based on the average of the trailing 30 day closing price for our common shares preceding the date of grant, and which reflects factors such as risk of forfeiture, dividend yield and vesting term.  The restricted shares vest on the first anniversary of the grant date.  For 2010, we will grant to each independent trustee a number of restricted shares equal to $70,000 in value.

Trustees Deferred Compensation Plan

In December 2006, our Board of Trustees approved the U-Store-It Trust Trustees Deferred Compensation Plan (“Deferred Trustees Plan”), which was amended in December 2008 in order to bring such plan into compliance with Section 409A of the Internal Revenue Code of 1986, as amended, or the “Code.”  New deferrals under the former deferred compensation plan were suspended upon adoption of the new Deferred Trustees Plan.  At December 31, 2009, an aggregate of 14,782 deferred shares were outstanding under the former plan (which includes 2,342 deferred shares allocated to the accounts of plan participants from reinvestment of dividend equivalents).

Pursuant to the new Deferred Trustees Plan, the Board of Trustees designated non-employee trustees as eligible participants. Participants may elect each plan year to defer all or a portion of their compensation and have such amounts credited to accounts until distributed in accordance with the plan and the participants’ distribution elections.  Each distribution account is credited with the returns of the investment options selected by plan participants, which include investment options that are available in our 401(k) plan, or such other investment funds as the Board of Trustees may designate from time to time.  At December 31, 2009, an aggregate of approximately 64,097 phantom shares were allocated to the accounts of plan participants, including phantom shares resulting from reinvestment of dividend equivalents.

EXECUTIVE OFFICERS

Set forth below is background information on each of our executive officers as of April 8, 2010, other than Mr. Jernigan, whose background is described above under “Election of Trustees — Nominees for Election for a Term Expiring at the 2011 Annual Meeting.”

Christopher P. Marr, 45, has served as our President and Chief Investment Officer since November 2008. Mr. Marr served as our Chief Financial Officer from June 2006 to November 2008 and Treasurer since August 2006. Mr. Marr was Senior Vice President and Chief Financial Officer of Brandywine Realty Trust, a publicly-traded office REIT, from August 2002 to June 2006. Prior to joining Brandywine Realty Trust, Mr. Marr served as Chief Financial Officer of Storage USA, Inc., a publicly-traded self-storage REIT, from 1998 to 2002.

Timothy M. Martin, 39, has served as our Chief Financial Officer since November 2008. Mr. Martin served as our Senior Vice President and Chief Accounting Officer from December 2006 to November 2008. He previously was employed by Brandywine Realty Trust from 1997 to December 2006, serving as Vice President, Finance and Treasurer from January 2006 to December 2006, as Brandywine’s Principal Financial Officer from May 2006 to December 2006, as Vice President and Chief Accounting Officer from March 2004 to January 2006, and as Director, Financial Analysis from 2001 to March 2004.  Prior to joining Brandywine, Mr. Martin served as a member of the audit staff of Arthur Andersen, LLP’s Philadelphia office, specializing in real estate.

Jeffrey P. Foster, 40, has served as our Senior Vice President, Chief Legal Officer and Secretary since February 2009.  From April 2003 to February 2009, Mr. Foster served as Senior Vice President and Associate General Counsel of Gramercy Realty, a division of Gramercy Capital Corp., a publicly traded office REIT (formerly known as American Financial Realty Trust).  Prior to joining American Financial Realty Trust, Mr. Foster was an associate with Morgan, Lewis & Bockius, LLP from 1999 to 2003.

Steven P. Hartman, 36, has served as our Senior Vice President of Marketing since January 2010.  From February 2001 to December 2009, Mr. Hartman served in various positions with eBay, Inc., most recently as Senior Director of the eBay Partner Network.  Mr. Hartman served in other positions with eBay, Inc. including Director, Onsite Advertising; Director, Marketplaces Reporting & Metrics; Senior Manager, Information Delivery; and Manager, Analytical Applications.  Prior to his work with eBay, Mr. Hartman was a consultant with Accenture.

COMPENSATION COMMITTEE REPORT

The Compensation Committee reviewed and discussed with management the Compensation Discussion and Analysis contained in this proxy statement. Based on the Compensation Committee’s review of, and discussions with management with respect to, the Compensation Discussion and Analysis, the Compensation Committee recommended to the Board of Trustees that the Compensation Discussion and Analysis be included in this proxy statement for filing with the SEC.

Respectfully submitted,
The Compensation Committee of the Board of Trustees
Daniel B. Hurwitz (Chairman)
John C. Dannemiller
Harold S. Haller
Piero Bussani

COMPENSATION DISCUSSION AND ANALYSIS

The Compensation Committee determines the compensation for our executive officers, sets corporate goals and objectives with respect to executive compensation, evaluates performance against those goals and objectives, and determines the appropriate level and structure of executive compensation based on its evaluation. In carrying out these duties, the Compensation Committee considers, among other things, analyses from Towers Perrin, its independent compensation consultant through August 5, 2009 and Gressle & McGinley LLC, its independent compensation consultant thereafter.  Discussed below is our philosophy with respect to, and our objectives in setting, executive compensation. As a part of this discussion, we also outline the elements of compensation awarded to, earned by, or paid to the named executive officers.

Compensation Philosophy and Objectives

We desire to build and maintain a superior executive management team to forge our business strategy and lead us to profitable growth. We believe success in accomplishing these goals will, in part, depend on the effectiveness of our executive compensation programs, which are designed to compensate and reward executive officers for the achievement of corporate goals and desired business results and for their personal contributions in the execution of our business strategy. Excellence in corporate and individual performance is our primary objective, and tying a significant portion of overall executive compensation to the achievement of our corporate goals is our philosophy.  The Compensation Committee believes that the most effective executive compensation programs are designed to reward the achievement of specific annual, long-term and strategic goals that align executives’ interests with those of the shareholders by rewarding performance above established goals, with the ultimate objective of improving shareholder value.

In setting executive compensation, we endeavor to:

•                  provide compensation that is sufficient to attract and retain the very best possible executive talent;

•                  provide a significant portion of total compensation linked to achieving performance goals that we believe will create shareholder value in the short and long-term to ensure that executive officers maintain an ongoing personal stake in our company; and

•                  encourage executive officers to achieve superior individual performance.

2009 Executive Compensation Program

The Compensation Committee engaged Towers Perrin, an independent compensation consultant, to review our existing compensation and benefits program, analyze competitive market compensation practices and make recommendations on our 2009 executive compensation program to achieve the objectives described above.  Representatives of Towers Perrin were present at several of the Committee’s meetings and met with the Committee in executive session, where no members of management were present.

Towers Perrin provided the Compensation Committee multiple market reference points, including compensation data compiled from (a) proxy statements from a group of 24 REITs with a median market capitalization of $1.6 billion, (b) survey data from 35 comparably-sized general industry companies with a median market capitalization of $1.2 billion and (c) proxy statements from our three publicly-traded self-storage REIT peers.

As part of the Compensation Committee’s process in designing a compensation program, it carefully considered the appropriate market reference point for determining pay competitiveness and determined that the comparative group for benchmarking purposes should represent the marketplace in which we are likely to compete for talent.  Challenges that faced the Compensation Committee in determining a comparative peer group included the short tenure of our named executive officers; market data specific to our self-storage peers is limited to three companies; and compensation for chief executive officers in the REIT industry is somewhat different than other executives as it is common within the REIT industry for the chief executive officer also to be a founder of the company.  The Compensation Committee reviewed and discussed the compensation data compiled by Towers Perrin.  In light of the top talent recruited from different industries, the caliber and diverse backgrounds of our named executive officers, the challenging environment facing our management team and our desire to retain a superior executive management team, the Compensation Committee considered and established executive compensation levels to reflect these diverse factors.

Listed below are the companies that comprise the peer groups reviewed by the Compensation Committee.

General Industry Peer Group Companies (35)

A. O. Smith Corporation
Advanta Corp.
ALLETE, Inc.
American Axle & Manufacturing Holdings, Inc.
American Greetings Corporation
ArvinMeritor, Inc.
Avista Corporation
Black Hills Corporation
Blockbuster Inc.
Bob Evans Farms, Inc.
Callaway Golf Company
Cincinnati Bell Inc.
Cleco Corporation
Dollar Thrifty Automotive Group, Inc.
Ferrellgas Partners, L.P.
H.B. Fuller Company
Kelly Services, Inc.
Kindred Healthcare, Inc.
Longs Drug Stores Corporation
Mine Safety Appliances Company
Northwest Natural Gas Company
Otter Tail Corporation
Plexus Corp.
SAIC, Inc.
SVB Financial Group
The Great Atlantic & Pacific Tea Company, Inc.
Tupperware Brands Corporation
UIL Holdings Corporation
UniSource Energy Corporation
USEC Inc.
Valmont Industries, Inc.
Visteon Corporation
W. R. Grace & Co.
Winnebago Industries, Inc.
Zale Corporation

REIT Peer Group Companies (24)

BioMed Realty Trust, Inc.
Cousins Properties Incorporated
DiamondRock Hospitality Co.
Digital Realty Trust, Inc.
EastGroup Properties, Inc.
Entertainment Properties Trust
Equity Lifestyle Properties, Inc.
Equity One, Inc.
FelCor Lodging Trust Incorporated
Glimcher Realty Trust
Healthcare Realty Trust, Inc.
Inland Real Estate Corporation
LaSalle Hotel Properties
Lexington Corporate Properties Trust
Mid-America Apartment Communities, Inc.
Mission West Properties, Inc.
National Retail Properties, Inc.
Nationwide Health Properties, Inc.
Pennsylvania Real Estate Investment Trust
PS Business Parks, Inc.
Strategic Hotels & Resorts, Inc.
Sunstone Hotel Investors, Inc.
Tanger Factory Outlet Centers, Inc.
Washington Real Estate Investment Trust

Storage REIT Peer Group Companies (3)

Extra Space Storage Inc.
Public Storage, Inc.
Sovran Self Storage Inc.

Compensation Components

Shown in the table below are the material components of compensation set in 2009 for executive officers, the program design for each component and the objective of each component.  Using the market data provided by Towers Perrin and the desire to retain a superior executive management team, the Compensation Committee determined the appropriate percentages of salary, short term and long term incentive components.  There is no predefined or desired weighting among salary, short term and long term incentives to achieve the goals established by the Compensation Committee.  Pay decisions for 2009 were made in the fourth quarter of 2008.

Component	Design	Objective
Salary	• To provide a base level of cash compensation for annual services; to recognize individual performance; and to retain and motivate executive talent	• Reflect the caliber and background of talent, as well as new hire / current market rates.

Annual Incentive

•                  Annual incentive dependent upon achievement of (i) capital raising and debt refinancing goals (50%), (ii) funds from operations goals (25%) and (iii) individual performance objectives (25%)

•                  Payout ranges from 50% to 200% of target award, except that the portion tied to individual performance objectives is limited to a maximum 150% of target payout

•                  A significant portion of the award based on corporate measures to align the executive management team to common goals and objectives.

•                  Reflecting that the highest priority for us in 2009 was to refinance upcoming debt maturities and to re-capitalize the balance sheet; 50% of the annual incentive was targeted to that objective and the capital raising goals were established at aggressive levels.

•                  The 25% individual objective was largely based on the quality and quantity of capital raising opportunities management brought to the Board.

•                  An incentive that, in part, rewards individual performance of each executive.

•                  Creates a variable earning opportunity tied to key performance goals.

•                  Funds from operations is a key metric for us in measuring earnings and profitability.

Long-Term Incentive	• Annual grant values of long-term awards will be structured as follows: (i) 50% in stock options and (ii) 50% in time-vested restricted shares.

•                  Balances retention and performance awards and provides greater leverage through options.

•                  The emphasis on stock options relative to time-vested restricted stock is consistent with general industry practice.

•                  Emphasizes retention and performance and promotes alignment with shareholder interests.

•                  Mix of restricted shares and options is a competitive pay practice among REITs and in the broader U.S. market.

Total Cash Compensation

Base Salary.  Base salary is the fixed component of pay for our named executive officers and is intended to compensate for ordinary job duties.  Factors considered in determining base salaries included the executive’s scope of responsibilities, a market competitive assessment of similar roles at a peer group of general industry companies, and the performance of the individual executive.  The base salaries of executive officers, other than the CEO, were set by the Compensation Committee after discussions with the CEO regarding each individual’s accomplishments, areas of strength and opportunities for development.  The salary of the CEO was set after each Trustee completed a performance evaluation of the CEO, the results of which were summarized and reviewed by the Chairman of the Compensation Committee with Committee members and with the CEO.  After review and discussion, the Compensation Committee left 2009 base salaries for executive officers unchanged from 2008 and 2007 levels except with respect to Mr. Martin.  Mr. Martin’s salary was increased from $225,000 to $275,000 to reflect his promotion in November of 2008 to Chief Financial Officer and to help bring his total compensation package in line with the targeted total compensation level for a Chief Financial Officer.

Annual Incentive.  We believe that the annual incentive is an important element of executive compensation to achieve our objectives of attracting and retaining executive talent, encouraging superior individual performance, and more importantly, achieving our corporate goals and objectives.  The Compensation Committee approved a targeted cash annual incentive opportunity for each executive officer that correlated to specific performance achievements.  Annual incentive compensation for 2009 was comprised of three elements — capital raising and debt refinancing weighted at 50%, FFO goals weighted at 25%, and individual goals weighted at 25%.  The capital raising and debt refinancing goals approved by the Committee were set as follows:  threshold $120,000,000; target $150,000,000; and maximum $250,000,000.  FFO, a common measure of profitability for REITs, is calculated using earnings per share determined under generally accepted accounting principles, and adding real estate depreciation and minority interest.   The Committee approved the following 2009 FFO goals:  threshold $0.70 per share; target $0.80 per share; and maximum $0.90 per share.  Individual goals are tailored to each executive’s duties to us and for 2009 primarily included a subjective assessment of capital raising or refinancing efforts.

The target annual incentive award is a percentage of the 2009 base salary for each executive officer as follows: Mr. Jernigan, 100%; Mr. Marr, 80%; Mr. Martin, 60%; and Mr. Foster, 55%. Performance above and below targeted levels results in a pro-rated award of 50% of target for threshold performance and 200% of target for maximum performance, except that the maximum percentage achievable for individual goals is limited to 150% of target.  Payouts were interpolated for performance between threshold, target and maximum levels.  The table below lists the payouts that could have been achieved at threshold, target and maximum performance, and the actual annual incentive compensation paid under each component as a result of 2009 performance.

		Target Annual Incentive Opportunity as % of Salary	Capital Raising / Debt Refinancing (50% of Target Opportunity)
							FFO / Share Growth (25% of Target Opportunity)				Individual Management Objectives (25% of Target Opportunity)
	2009 Annual Base Salary ($)
Name			Threshold ($)	Target ($)	Max ($)	Actual Payout ($)	Threshold ($)	Target ($)	Max ($)	Actual Payout ($)	Threshold ($)	Target ($)	Max ($)	Actual Payout ($)
D. Jernigan	610,000	100%	152,500	305,000	610,000	610,000	76,250	152,500	305,000	152,500	76,250	152,500	228,750	228,750
C. P. Marr	410,000	80%	82,000	164,000	328,000	328,000	41,000	82,000	164,000	82,000	41,000	82,000	123,000	123,000
T. M. Martin	275,000	60%	41,250	82,500	165,000	165,000	20,625	41,250	82,500	41,250	20,625	41,250	61,875	61,875
J.P. Foster (1)	255,000	55%	35,063	70,125	140,250	122,575	17,531	35,063	70,125	30,644	17,531	35,063	52,594	45,965

(1)          Mr. Foster’s employment commenced February 17, 2009 and his annual incentive award was pro-rated for 2009.

We exceeded the maximum target performance for capital raising/debt refinancing, raising $875 million.  As a result, the Compensation Committee awarded the capital raising/debt refinancing portion of the annual incentive compensation to each named executive officer at the maximum payout level (200% of target for the 50% portion related to company performance goals). In light of the August 2009 common equity follow-on offering that added an additional $161 million of capital in addition to the approximately $714 million previously raised by us during 2009, the Compensation Committee determined that is was appropriate for it to exercise its discretion and adjust the FFO per share targets to reflect the FFO per share dilution from the timing and size of this offering. After considering this adjustment, we met the target performance for FFO.  As a result, the Compensation Committee awarded the FFO portion of the annual incentive compensation to each named executive officer at the target payout level (100% of target for the 25% portion related to company performance goals).  In addition, the Compensation Committee awarded the individual portion of the annual incentive compensation to each named executive officer at the maximum payout level (200% of target for the 25% portion related to individual goals) in recognition of the achievement of their individual management objectives, primarily the sourcing of over $1 billion of capital raising opportunities, the successful nature of the follow-on equity offering and the closing on a new $450 million secured credit facility, the closing on a joint venture transaction, as well as execution on the asset disposition and other secured financing initiatives.  In addition, the Committee recognized the achievement of certain strategic plan objectives, including the completion of performance evaluations for all executive officers, establishing a call center, and enhanced internal reporting.

Long-Term Incentive.  We believe that long-term incentive compensation is an important element in providing competitive compensation and, because such awards have a basis in our common shares, helps to ensure that executive officers maintain an ongoing personal stake in the achievement of superior corporate performance.  In January 2009, the Compensation Committee awarded a target grant level for long-term incentive compensation for each executive officer as follows:

D. Jernigan	$1,250,000
C. P. Marr	$550,000
T. M. Martin	$340,000
J. P. Foster	$193,795	(1)

(1) Represents pro-rated portion of $230,000 award.

These amounts were established based on achievement of corporate goals and objectives, individual performance, and for the additional reasons discussed under “2009 Executive Compensation Program.”  Long-term incentive compensation award values were allocated 50% in stock options and 50% in time-vested restricted shares. The actual number of restricted shares and options received by each of our named executive officers in 2009 as a result of the long term incentive award is set forth below under “Executive Compensation — Grants of Plan Based Awards Table.”  Mr. Jernigan will not be able to achieve the full value of his target grant level ($1,250,000) because he is unable to receive 100% of his options due to NYSE rules and our 2004 and 2007 Equity Incentive Plans limit the number of restricted shares that may be granted to any participant in one year to 100,000.  As a result of these restrictions, Mr. Jernigan received 58.6% of the target grant for long-term incentive compensation established by the Compensation Committee.

The stock options and time-vested restricted shares vest ratably over three years beginning on the first anniversary of the date of grant, and the stock options have a term of 10 years and an exercise price equal to the closing price of our common shares on the date of grant.

Dividends are paid on time-vested restricted shares prior to vesting, which is consistent with the competitive practices among REITs and recognizes the competitive orientation of the awards.  Unvested shares are subject to forfeiture if the executive’s employment terminates prior to the vesting date for any reason other than disability, death or a change in control.

2010 Compensation Actions

In setting executive compensation for the current fiscal year, the Compensation Committee, upon the recommendation of the CEO, determined that no salary increases or increases in the levels of annual and long-term incentive compensation should be approved for the named executive officers as of the date of this Proxy Statement.  Long-term incentive compensation award values were allocated 50% in stock options and 50% in time-vested restricted shares.  In determining the value of the stock options granted to our executives, the Compensation Committee used an economic value model to determine the allocated compensation award values for stock options.  Finally, the Compensation Committee established annual incentive compensation goals for 2010 comprised of four elements — total shareholder return weighted at 50%, same store EBITDA growth weighted at 30%, a Board evaluation weighted at 10%, and individual goals weighted at 10%.  The total shareholder return goals approved by the Committee were set as follows:  threshold 7%; target 8%; and maximum 10%.  The Committee approved the following same store EBITDA growth goals:  threshold (5.5%); target (3.5%); and maximum (0.5%).  The Board’s evaluation of management and establishing individual goals will be tailored to each executive’s duties to the Company and include a subjective assessment of management’s performance, new programs and strategic initiatives.

Other Compensation Elements

Employment Agreements.  We have employment agreements with each of Messrs. Jernigan, Marr, Martin and Foster.  We have summarized the material terms of these agreements under the heading “Employment Agreements and Potential Payments Upon Termination or Change in Control.”

Deferred Compensation Benefits.  In December 2006, the Compensation Committee approved the U-Store-It Trust Executive Deferred Compensation Plan (amended in December 2008 in order to bring such plan into compliance with Section 409A of the Code), which permits employees with the title of vice president or above, including our executive officers, to defer receipt of all or a portion of their salary and annual incentive and have that deferred compensation credited to accounts until distributed in accordance with the Plan and their elections. Under the Plan, we credit to each participant’s account a matching deferred compensation amount that is equal to the difference between the total matching contribution we would have made under our 401(k) plan without regard to the limits imposed by the Code and the actual matching contribution that we make under the 401(k) plan.

Perquisites and Personal Benefits.  We do not provide any significant perquisites to our executive officers.  During 2009, we provided the use of a company car and executive medical coverage to each of our named executive officers.  While these benefits were not tied to any formal performance criteria, they were intended to serve as part of a competitive total compensation program.

Additional Compensation Principles

Policy on Grants of Equity Awards.  The Board of Trustees adopted a Policy Statement on the Grant of Equity Awards to ensure compliance with securities, tax and accounting rules and regulations, and adherence to best corporate governance practices in granting equity-based compensation. This Policy provides that the Board of Trustees has sole authority to approve equity awards to our trustees and the Compensation Committee has sole authority to approve equity awards to our executive officers.  The Policy further provides that the grant date shall be the date of the meeting at which the award is approved by the Board or the Compensation Committee, as the case may be, except that, with respect to new hires, the date of the award shall be the later of the first date of employment of such person or the date approval for the grant is obtained from the Board or the Compensation Committee. Under no circumstances will the grant date for any equity award be any earlier than the date on which action is taken to approve such award.  The exercise price of equity awards shall be the closing price for our common shares on the NYSE on the date of grant. As a part of this Policy, the Board of Trustees delegated authority to Mr. Jernigan to make one-time grants of equity-based awards to non-executive new hires in an amount not to exceed the equivalent of $100,000, and Mr. Jernigan must make regular reports to the Compensation Committee regarding awards granted pursuant to this authority. We believe this delegation of authority facilitates improved efficiency in recruiting key new non-executive employees.

Risk Guidelines.  The structure of our compensation program was designed to discourage our executives from engaging in unnecessary and excessive risk taking.  Executive attention is to be focused on key strategic, operational and long-term financial measures, including FFO growth.  In addition, the Compensation Committee considers the annual and progressive achievement of personal goals of each executive, including leadership, scope of responsibilities and experience.  By focusing on the long-term achievement of corporate and personal goals, we discourage our executives from engaging in unnecessary and excessive risk taking.

Share Ownership Guidelines.  We maintain share ownership guidelines for our named executive officers as the Committee believes that executive officers should maintain a material personal financial stake in us to promote strong alignment between the interests of management and shareholders.  Within a five-year period of his or her appointment, we expect each named executive officer to acquire and maintain ownership in our common shares having a market value equal to the following: five times annual base salary for the Chief Executive Officer; three times annual base salary for the President and Chief Financial Officer; and two times annual base salary for all other executive officers. The Board of Trustees annually reviews progress toward achieving these ownership levels.  Given the recent hiring dates of the senior management team, executive officers have yet to achieve their ownership guideline level.

Tally Sheets.  In considering executive compensation decisions, the Compensation Committee reviews tally sheets prepared for each named executive officer.  The tally sheets present the dollar amounts of each component of compensation awarded to the named executive officers, including base salary, annual incentive, accumulated deferred compensation balances, outstanding equity awards, defined contribution retirement plan, potential payments under each named executive officer’s employment agreement, severance payments, perquisites and other benefits.  The overall purpose of the tally sheets is to bring together, in one place, all of the elements of actual and potential future compensation in certain circumstances so that the Compensation Committee may analyze both the individual elements of compensation (including the compensation mix), as well as the aggregate total amount of compensation.

Tax Compliance Policy.  The Compensation Committee reviewed the potential consequences for us of Section 162(m) of the Code, which imposes a limit on tax deductions for annual compensation in excess of $1 million paid to any of the named executive officers. To the extent that compensation is required to and does not qualify for deduction under Section 162(m), a larger portion of shareholder distributions may be subject to federal income tax expense as dividend income rather than return of capital, and any such compensation allocated to our taxable REIT subsidiaries whose income is subject to federal income tax would result in an increase in income taxes due to the inability to deduct such compensation. Although we will be mindful of the limits imposed by Section 162(m), even if it is determined that Section 162(m) applies or may apply to certain compensation packages, we nevertheless reserve the right to structure the compensation packages and awards in a manner that may exceed the limitation on deduction imposed by Section 162(m).

Tax and Accounting Implications of Each Form of Compensation.

•                  Salary is expensed when earned and is not deductible over $1 million for covered employees.

•                  Annual incentives are expensed during the year when payout is probable.  The portion to be paid on the basis of FFO meets the requirements of Section 162(m) of the Code and is deductible.  The portion paid on the basis of individual goals is not deductible over $1 million under Section 162(m) of the Code for covered employees.

•                  Stock options are expensed over the shorter of the vesting period or the service period.  Our equity incentive plans have been approved by shareholders and awards are deductible under Section 162(m) of the Code.

•                  Performance-vested restricted shares are expensed over the performance and service period when payout is probable.  Section 162(m) of the Code may limit the deductibility of the compensation paid pursuant to these awards.  We did not grant any performance-vested restricted shares in 2009.

•                  Restricted shares are expensed over the service period.  Our equity incentive plans have been approved by shareholders but restricted shares are not deductible over $1 million under Section 162(m) of the Code for covered employees.  The restricted shares granted to the named executive officers in 2009 were deductible.

EXECUTIVE COMPENSATION

The following tables and narrative summarize the compensation for the years ended December 31, 2007, December 31, 2008 and December 31, 2009, paid to or earned by our Chief Executive Officer, Chief Financial Officer and two other executive officers.

Summary Compensation Table for 2009

Name and Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(5)	Option Awards ($)(5)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)(6)	Total ($)
D. Jernigan (1)	2009	$610,000	—	$298,926	$502,099	$991,250	$48,055	$2,450,330
Chief Executive Officer	2008	$610,000	—	$516,903	$521,984	$1,037,000	$62,112	$2,748,000
	2007	$610,000	—	$587,626	$746,032	$274,500	$50,813	$2,268,971

C. P. Marr (2)	2009	$410,000	—	$275,000	$318,421	$533,000	$61,148	$1,597,568
President and Chief Investment Officer	2008	$410,000	—	$215,028	$312,975	$453,050	$91,335	$1,482,388
	2007	$410,000	—	$244,459	$310,349	$119,925	$87,660	$1,172,393

T. M. Martin (3)	2009	$275,000	—	$170,000	$196,842	$268,125	$45,277	$955,245
Chief Financial Officer	2008	$225,000	—	$124,057	$180,562	$210,375	$56,350	$796,344
	2007	$237,500	—	$116,355	$147,713	$55,688	$43,268	$600,523

J. P. Foster (4)	2009	$223,125	—	$78,795	$71,351	$199,184	$26,411	$598,866

(1)          Mr. Jernigan has served as our Chief Executive Officer since April 2006 and as our President from April 2006 to November 2008.

(2)          Mr. Marr has served as our President and Chief Investment Officer since November 2008. Mr. Marr served as our Chief Financial Officer from June 2006 to November 2008 and Treasurer since August 2006.

(3)          Mr. Martin has served as our Chief Financial Officer since November 2008. From December 2006 to November 2008, Mr. Martin served as our Senior Vice President and Chief Accounting Officer.

(4)          Mr. Foster has served as our Senior Vice President, Chief Legal Officer and Secretary since February 2009.

(5)          The amounts listed in the Stock Awards and Option Awards columns represent the grant date fair value of restricted shares and option awards granted to the named executive officers under our equity incentive plans. Such amounts were calculated in accordance with the provisions of FASB ASC Topic 718.  Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. Please refer to Note 14, “Share-Based Compensation Plans,” in the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2009, filed on March 1, 2010 for the relevant assumptions used to determine the grant date fair value of our share and option awards. The value of each of the awards granted to the named executive officers in 2009 is listed in the table captioned “Grants of Plan-Based Awards for 2009.”

(6)          The amounts reported in the All Other Compensation column reflect in the year indicated, for each named executive officer, the sum of (a) the aggregate incremental cost to us of all perquisites and other personal benefits, including personal use of a company car and executive medical insurance; (b) the amounts contributed by us to the U-Store-It, L.P. 401(k) Retirement Savings Plan;  (c) amounts contributed by us to the executive under the U-Store-It Trust Executive Deferred Compensation Plan; and (d) the dollar value of dividends on unvested restricted shares.  The aggregate incremental cost to us to provide a company car is based on the actual lease cost incurred for the automobile provided to each of the named executive officers plus expenses for fuel, maintenance and insurance. For purposes of calculating this amount, we disregarded business usage and assumed 100 percent personal usage. The aggregate incremental cost of executive medical insurance is based on the difference between the actual premium we pay for executive medical insurance for the named executive officers and the actual cost we incurred in providing family medical coverage for our general employee population.

Listed in the table below are the dollar values of the amounts reported in this column for 2009.

Name	Company Car	Executive Medical Insurance	Company Match in 401(k) Plan	Company Match in Executive Deferred Compensation Plan	Dividends on Unvested Restricted Shares
D. Jernigan	18,011	11,502	9,150	-0-	9,392
C. P. Marr	19,697	11,502	7,750	13,531	8,668
T. M. Martin	19,610	11,502	3,170	6,276	4,719
J. P. Foster	13,152	9,585	1,949	-0-	1,725

Grants of Plan-Based Awards for 2009

The following table and narrative provide information about plan-based awards granted during 2009 to the named executive officers.  Each were eligible to receive the two types of plan-based awards described below as a part of the 2009 Executive Compensation Program approved by the Compensation Committee and the independent members of the Board of Trustees.

						All Other Stock Awards: Number of Shares of Stock (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(2)

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards ($)(1)
Name	Grant Type	Grant Date	Threshold	Target	Max
D. Jernigan	Annual		305,000	610,000	1,143,750
	Restricted	01/23/09				78,872			298,925
	Options	01/23/09					497,128	3.79	502,099

C. P. Marr	Annual		164,000	328,000	615,000
	Restricted	01/23/09				72,559			275,000
	Options	01/23/09					315,268	3.79	318,421

T. M. Martin	Annual		82,500	165,000	309,375
	Restricted	01/23/09				44,855			170,000
	Options	01/23/09					194,893	3.79	196,842

J. P. Foster	Annual		70,125	140,250	262,969
	Restricted	02/17/09				25,500			78,795
	Options	02/17/09					83,942	3.09	71,351

(1)          Listed in these columns are the amounts that could have been paid at each stated level of performance for the annual incentive compensation under the 2009 Executive Compensation Program. For a detailed description of the annual incentive awards see “Total Cash Compensation — Annual Incentive” in the section entitled “Compensation Discussion and Analysis.” The “Threshold” column represents the minimum amount payable when threshold performance is met.  The “Target” column represents the amount payable if the specified performance targets are reached.  The “Maximum” column represents the maximum payment possible.  See the table captioned “Summary Compensation Table for 2009” for the actual amounts paid to each named executive officer for the 2009 annual incentive compensation.

(2)          This column shows the grant date fair value of the equity awards granted in accordance with FASB ASC Topic 718, but excludes any forfeiture assumptions related to service-based vesting conditions, as prescribed by the rules of the SEC.

Restricted Shares — These awards vest ratably over a three-year period (other than with respect to a grant of 2,500 restricted shares to Mr. Foster which were not part of the long term incentive award granted to Mr. Foster and vested immediately upon grant), one-third per year on the first three anniversaries of the grant date, provided that the named executive officer is employed with us on the vesting date. The named executive officers are entitled to vote these restricted shares and to receive dividends on them at the same rate as paid to all other shareholders.

Options — The nonqualified options have a ten-year term and entitle the named executive officer to purchase the number of our common shares specified.  The right to purchase the common shares vests ratably over a three-year period, one-third per year on the first three anniversaries of the grant date, provided that the named executive officer is employed with us on the vesting date.

Each of the restricted share awards set forth in the table above were granted pursuant to the U-Store-It Trust 2004 Equity Incentive Plan and each of the option awards  to purchase shares of our common stock set forth in the table above were granted pursuant to the U-Store-It Trust 2007 Equity Incentive Plan.  At December 31, 2009, there were 211,148 and 935,444 shares outstanding under the 2004 and 2007 Equity Incentive Plan, respectively.  For further information on the awards granted during 2009, refer to the section headed “Compensation Discussion and Analysis.” The right of each named executive officer to the equity incentive awards listed in the table captioned “Grants of Plan-Based Awards for 2009” shall become fully vested in the event of termination of employment under certain circumstances pursuant to the terms of employment agreements and option award agreements that we have with them.  For information on the material terms of each named executive officer’s employment agreement or for a further discussion of the circumstances upon which vesting of awards is accelerated, see the discussion under the section headed “Potential Payments Upon Termination or Change in Control.”

Outstanding Equity Awards at December 31, 2009

The following table reports outstanding equity awards held by the named executive officers at December 31, 2009.  The right of each named executive officer to the equity awards listed in this table shall become fully vested in the event of termination of employment in certain circumstances.  For a further discussion of the circumstances upon which vesting of awards is accelerated, see the discussion under the section headed “Potential Payments Upon Termination or Change in Control.”

		Option Awards						Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Grant Date	Number of Shares of Stock That Have Not Vested (#)		Market Value of Shares of Stock That Have Not Vested ($)(6)	Equity Incentive Plan Awards: Number of Unearned Shares That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares That Have Not Vested ($)(5)
D. Jernigan	01/23/09	—	497,128	(1)	3.79	01/22/19	01/23/09	78,872	(1)	577,343	—		—
	01/23/08	165,709	331,419	(1)	9.43	01/22/18	01/23/08	24,513	(1)	179,435	20,551	(3)	150,433
	03/22/07	202,177	101,088	(1)	19.97	03/21/17	03/22/07	5,748	(1)	42,075	—		—
	04/19/06	300,000	200,000	(2)	18.08	04/18/16	—	—		—	—		—

C. P. Marr	01/23/09	—	315,268	(1)	3.79	01/22/19	01/23/09	72,559	(1)	531,132	—		—
	01/23/08	99,357	198,714	(1)	9.43	01/22/18	01/23/08	10,197	(1)	74,642	8,549	(3)	62,579
	03/22/07	84,105	42,053	(1)	19.97	03/21/17	03/22/07	2,391	(1)	17,502	—		—
	06/05/06	90,000	60,000	(2)	17.04	06/04/16	06/05/06	12,887	(4)	94,333	—		—

T. M. Martin	01/23/09	—	194,893	(1)	3.79	01/22/19	01/23/09	44,855	(1)	328,339	—		—
	01/23/08	57,321	114,643	(1)	9.43	01/22/18	01/23/08	5,883	(1)	43,064	4,932	(3)	36,102
	03/22/07	40,031	20,015	(1)	19.97	03/21/17	03/22/07	1,138	(1)	8,330	—		—
	—	—	—		—	—	12/11/06	3,674	(2)	26,894	—		—

J. P. Foster	02/17/09	—	83,942	(1)	3.09	02/16/19	02/17/09	23,000	(1)	168,360	—		—

(1)          The award vests ratably over a three-year period, one-third per year on the first three anniversaries of the grant date, provided that the named executive officer is employed with us on the vesting date.

(2)          The award vests ratably over a five-year period, one-fifth per year on the first five anniversaries of the grant date, provided that the named executive officer is employed with us on the vesting date.

(3)          The award vests on December 31, 2010, with the number of shares earned dependent upon our annualized total shareholder return (“TSR”) over the three-year period.  TSR will be measured against absolute and relative standards of performance, and the two measures will be weighted equally, with half of the shares earned based on absolute TSR and the other half earned based on our TSR relative to the NAREIT Equity Index.  The number of shares listed, and the payout value for the named executive officer, is based on achievement of threshold performance.

(4)          The award vests in installments on the first five anniversaries of the grant date as follows:  thirty-one and one-half percent on June 5, 2007, twenty-five and one-half percent on June 5, 2008, eighteen and six-tenths percent on June 5, 2009, seventeen and nine-tenths percent on June 5, 2010, and six and one-half percent on June 5, 2011.

(5)          The market value is based on the closing price of our common shares of $7.32 on December 31, 2009.

Option Exercises and Shares Vested for 2009

The following table reports for each named executive officer the value realized upon vesting of share awards in the year ended December 31, 2009.  There were no stock options exercised by the named executive officers in the year ended December 31, 2009, so the column for that information is omitted from the table below.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
D. Jernigan	18,005	56,685
C. P. Marr	17,315	60,032
T. M. Martin	5,917	26,421
J. P. Foster	2,500	7,725

Nonqualified Deferred Compensation for 2009

Our named executive officers are eligible to participate in the U-Store-It Trust Executive Deferred Compensation Plan.  The following table and narrative provide a description of the plan and information on compensation each of the named executive officers deferred during 2009, the aggregate earnings on the deferred compensation and the aggregate balance at December 31, 2009.

Name	Executive Contributions in Last FY ($)(1)	Company Contributions in Last FY ($)(1)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions in Last FY	Aggregate Balance at Last FY ($)(2)
D. Jernigan	—	—	—	—	—
C. P. Marr	113,263	13,531	142,641	—	556,622
T. M. Martin	13,750	6,276	26,835	—	65,641
J. P. Foster	15,938	—	8	—	15,946

(1)          All of the amounts listed in the “Executive Contributions in Last FY” column are reflected in the “Salary” column for 2009 of the table captioned “Summary Compensation Table for 2009.”  All of the amounts listed in the “Company Contributions in Last FY” column are reflected in the “All Other Compensation” column for 2009 of the table captioned “Summary Compensation Table for 2009.”

(2)          The aggregate balance for certain NEOs includes (i) certain amounts reflected in the “Salary” column for each of 2008 and 2007 of the table captioned “Summary Compensation Table” above and (ii) certain amounts reflected in the “All Other Compensation” column for 2008 and 2007 of the table captioned “Summary Compensation Table” above.  For Mr. Marr, $41,981 was reflected in the “Salary” column and $22,114 was reflected in the “All Other Compensation” column of the “Summary Compensation Table” for 2008 and $400,591 was reflected in the “Salary” column of the “Summary Compensation Table” for 2007.  For Mr. Martin, $14,569 was reflected in the “Salary” column and $8,942 was reflected in the “All Other Compensation” column of the “Summary Compensation Table” for 2008 and $21,987 was reflected in the “Salary” column of the “Summary Compensation Table” for 2007.  Mr. Foster did not serve as one of our NEOs prior to 2009.

Compensation Eligible for Deferral; Company Contributions.  Effective January 1, 2007, the named executive officers became eligible to participate in the U-Store-It Trust Executive Deferred Compensation Plan. Under the plan, the named executive officers can defer all or a portion of salary and/or bonus (including annual and long-term incentives) and have such amounts credited to a retirement distribution account and/or separate in-service distribution accounts.  We will provide a matching deferred compensation amount that is equal to the difference between the total matching contribution the named executive officer would have received under our 401(k) plan without regard to the limitations imposed pursuant to Sections 402(g), 415 and 417 of the Internal Revenue Code and the actual matching contribution the named executive officer receives under the 401(k) plan, provided the named executive officer has made the maximum elective deferrals to the 401(k) plan. The Compensation Committee may, in its discretion, approve an additional credit to a participant’s account as non-elective deferred compensation.

Investment Earnings.  Each distribution account is credited with the returns of the investment options selected by the named executive officers, which include investment options that are available in our 401(k) plan, or such other investment fund(s) as the Compensation Committee may designate from time to time.

Elections and Distributions.  Elections to defer compensation must be made no later than the close of the preceding taxable year and are irrevocable as of the first day of the plan year to which it relates, except that (i) in the case of a hardship distribution, the election may be cancelled for the remainder of the plan year, and (ii) a participant who has elected a lump sum distribution from the retirement distribution account may make a subsequent election to delay commencement of payment of such amount for a period of five years from the date such payment would otherwise have been made.  In the case of any performance-based compensation for services performed over a period of 12 months, an election to defer must be made no later than six months before the end of the performance period.

Upon retirement, balances in the retirement distribution account will be made in a lump sum or in annual installments over five, 10 or 15 years. Upon termination of employment other than retirement (other than on account of death), benefits in the retirement distribution account will be distributed in a lump sum 60 days following separation from service. Distributions from the in-service account will be made in one lump sum or in annual installments over two, three, four or five years, except that participants may not elect distribution of compensation earned in a plan year that is less than two years prior to the plan year elected for distribution. In the event of death prior to commencement of distribution from either the retirement distribution account or the in-service distribution account, benefits under the plan shall be payable to a participant’s beneficiary either in a lump sum or in the manner elected by the participant at the time the deferral election was made.

Equity Compensation Plans

The following table sets forth certain information regarding our equity compensation plans as of December 31, 2009.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column(a)
	(a)		(b)		(c)
Equity compensation plans approved by shareholders	4,546,304	(1)	$10.71	(2)	1,146,592
Equity compensation plans not approved by shareholders	—		—		—
Total	4,546,304		$10.71		1,146,592

(1)

Excludes 572,320 shares subject to outstanding restricted share unit awards, and 14,781 shares subject to deferred shares credited to the account of our Trustees in the U-Store-It Trust Deferred Trustees Plan.

(2)	This number reflects the weighted-average exercise price of outstanding options and has been calculated exclusive of outstanding restricted unit awards.

EMPLOYMENT AGREEMENTS AND POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

In April 2007, we entered into employment agreements with each of Messrs. Jernigan, Marr and Martin and in December 2008, we entered into an employment letter agreement with Mr. Foster.  These agreements require us to provide compensation to them upon termination of their employment in certain circumstances.  We describe below these circumstances and the payments and benefits that we would be required to provide.  In the following discussion, the term “executive” refers to Messrs. Jernigan, Marr and Martin, as applicable, and the term “employment agreement” refers to the respective employment agreement for each of them.  We discuss potential payments upon termination with respect to Mr. Foster separately below.

Our Board and Compensation Committee recognize that best practices for executive compensation have evolved.  Our Compensation Committee will continue to work to ensure that our executive compensation programs reflect best pay practices.

In keeping with its commitment to provide executive compensation programs that conform with generally accepted views of best pay practices, our Compensation Committee does not intend to renew the employment agreements on their current terms, and intends that upon their respective renewal dates any employment agreements provided to an executive will be on terms that the Committee believes conform with generally accepted views of best pay practices.

Termination Without “Cause” or For “Good Reason”

If we terminate an executive’s employment without “cause” or if an executive terminates his or her employment for “good reason,” the executive will have the right to receive any accrued and unpaid salary and vacation; any unpaid bonus for the prior year; a pro rated bonus in the year of termination based on the target bonus for that year; reimbursement for expenses incurred but not paid prior to the date of termination; continued medical, prescription and dental benefits for 18 months; and a cash severance payment equal to two times (or three times with respect to Mr. Jernigan and two and one-half times with respect to Mr. Marr) the sum of (1) his or her annual salary as of the date of the termination of the employment agreement, and (2) the average of the sum of the two previous annual and long-term bonuses paid to the executive pursuant to a bonus plan established by the Compensation Committee, or if only one annual bonus and one long-term bonus has been paid to the executive under an approved bonus plan at the time of termination, the sum of such bonuses, or if no annual bonus and no long-term bonus has been paid to the executive under an approved bonus plan at the time of termination, the sum of the annual and long-term bonuses that the executive would have received under an approved bonus plan had he or she remained employed with us through the period required for receipt of the bonuses and satisfied all target performance objectives. In addition, all equity awards would become fully vested and exercisable.

Each employment agreement defines “cause” as the executive’s: conviction for any felony or a misdemeanor involving moral turpitude; commission of an act of fraud, theft or dishonesty related to our business or the business of our affiliates or to his or her duties; willful and continuing failure or habitual neglect to perform his or her duties; material violation of confidentiality covenants or his or her noncompetition agreement; or willful and continuing breach of the employment agreement.

Each employment agreement defines “good reason” as: a material reduction in the executive’s authority, duties and responsibilities or the assignment to him or her of duties materially and adversely inconsistent with his or her position; a reduction in the executive’s annual salary; our failure to obtain a reasonably satisfactory agreement from any successor to our business to assume and perform the employment agreement; a change in control (as defined in the employment agreement); our requirement that the executive’s work location be moved more than 50 miles from our office where the executive works effective as of the date of the employment agreement unless the executive’s new work location would be closer to his or her primary residence; or our material and willful breach of the employment agreement.

Each employment agreement defines a “change in control” as: our dissolution or liquidation;  our merger, consolidation, or reorganization with one or more other entities in which we are not the surviving entity or immediately following which the persons or entities who were beneficial owners of our voting securities immediately prior thereto cease to beneficially own more than 50% of the voting securities of the surviving entity immediately thereafter; a sale of all or substantially all of our assets to another person or entity other than one of our affiliates; any transaction (including without limitation a merger or reorganization in which we are the surviving entity) that results in any person or entity or group (other than persons who are our shareholders or affiliates immediately prior to the transaction) owning thirty percent (30%) or more of the combined voting power of all classes of our shares; or if, under certain circumstances, individuals who, as of the date hereof, constitute the Board of Trustees cease for any reason to constitute at least a majority of the Board of Trustees.

If an executive terminates his employment due to our change in control, he or she would be entitled to receive an additional payment from us of an amount sufficient to make him or her whole for any excise tax imposed on payments made contingent on a change in control under Section 4999 of the Internal Revenue Code.

Termination For “Cause” or Without “Good Reason”

If we terminate an executive’s employment for “cause,” or if an executive or Mr. Foster voluntarily terminates his or her employment without “good reason,” both terms having the definitions listed above, the executive would have no right to receive any compensation or benefits under the employment agreement on or after the effective date of termination, other than any accrued and unpaid salary and vacation and reimbursement for any expenses incurred but not paid prior to the date of termination, but excluding any bonus to which the executive would have been entitled.

Termination Upon Death or Disability

In the event an executive’s employment is terminated for disability or death, the executive or the beneficiaries of his or her estate would receive any accrued and unpaid salary and vacation and reimbursement for any expenses incurred but not paid prior to the date of termination; any unpaid bonus for the prior year; and a pro rated bonus in the year of termination based on the target bonus for that year; and all equity awards would become fully vested and exercisable. In the event of death of Mr. Marr, the beneficiaries of his estate would receive in addition to the benefits described here, a cash payment equal to the cash severance payment that would be paid to Mr. Marr if he were terminated without cause.  Refer to the description of the cash severance payment under the caption “Termination Without Cause or For Good Reason” above.  In the event Mr. Foster’s employment is terminated for disability or death, Mr. Foster or the beneficiaries of his estate would receive any accrued and unpaid salary and vacation and reimbursement for any expenses incurred but not paid prior to the date of termination and all equity awards would become fully vested and exercisable.

Nonrenewal

If we elect not to renew an executive’s employment agreement, the executive would have the right to receive a cash severance payment equal to one times the sum of (1) his or her annual salary as of the date of the termination of the employment agreement, and (2) the average of the sum of the two previous annual and long-term bonuses paid to the executive pursuant to a bonus plan established by the Compensation Committee, or if only one annual bonus and one long-term bonus has been paid to the executive under an approved bonus plan at the time of termination, the sum of such bonuses, or if no annual bonus and no long-term bonus has been paid to the executive under an approved bonus plan at the time of termination, the sum of the annual and long-term bonuses that the executive would have received under an approved bonus plan had he or she remained employed with us through the period required for receipt of the bonuses and satisfied all target performance objectives.

Termination By Us for Any Reason

If we terminate Mr. Foster’s employment for any reason, we shall pay to Mr. Foster any accrued and unpaid salary and vacation and reimbursement for any expenses incurred but not paid prior to the date of termination; and the sum of $350,000 if the termination occurs on or prior to December 31, 2009, and thereafter, increased annually at the greater of (a) the percentage increase in base salary granted to Mr. Foster, or (b) the increase in the consumer price index from the preceding calendar year.  Payment to Mr. Foster will be made within 30 days of receiving a form of waiver and release mutually acceptable to us and Mr. Foster.  We shall also continue to provide medical, prescription and dental benefits for Mr. Foster and his family for 12 months following his termination.

Termination in Connection with a Change in Control

With respect to Mr. Foster, if (1) during the one-year period following the date of our change in control, Mr. Foster terminates his employment for good reason, or (2) during the six month period prior to the date on which on which a change in control occurs, or the one-year period following the date a change in control occurs, Mr. Foster’s employment is terminated by us without cause, not later than 30 days after the effective date of such termination, Mr. Foster will receive a cash payment equal to two times the sum of (a) Mr. Foster’s annual salary as in effect on the date of the change in control, plus (b) the average of the sum of the two previous annual incentive awards received by Mr. Foster at the time of such termination, or if Mr. Foster has not received an annual incentive award or only received one annual incentive award at the time of such termination, an amount equal to two times the average of the sum of such annual incentive award he would have received for 2009 pursuant to the terms of his letter agreement if he had remained employed through the period required to be entitled to receive the annual incentive award and satisfied all target performance objectives, plus (c) the average of the sum of the two previous annual long-term incentive awards, plus (d) continued medical, prescription and dental benefits for Mr. Foster and his family for 12 months following such termination.  In addition, all grants and awards of equity (and any accrued dividends or distributions thereon) held by Mr. Foster shall become fully vested and exercisable on the effective date of his termination.  The terms “cause”, “good reason” and “change in control” have substantially similar meanings as set forth above under “— Termination Without Cause or For Good Reason.”  Mr. Foster is also entitled to receive an additional payment from us of an amount sufficient to make him whole for any excise tax imposed on payments made contingent on a change in control under Section 4999 of the Internal Revenue Code.

Payments Upon Termination or Change in Control Table for 2009

The following table includes an estimate of the potential payments and benefits to which our Named Executive Officers would be entitled upon termination of employment in each of the circumstances described above. Except as otherwise set forth above, these payments would be made in a lump sum following termination.  In providing the estimated potential payments, we have made the following general assumptions in all circumstances where applicable:

•                  The date of termination is December 31, 2009, and the closing price of our common shares on that date is $7.32;

•                  The annual salary at the time of termination is equal to the base salaries that were in effect as of December 31, 2009 for each executive as follows: D. Jernigan, $610,000; C. P. Marr, $410,000; T. M. Martin, $275,000; and J. P. Foster, $255,000;

•                  For purposes of the cash severance payment calculation with respect to Messrs. Jernigan, Marr and Martin, the bonus is equal to the average of the last two years’ bonuses.  The average of the last two annual incentive bonuses paid for each executive is as follows:  D. Jernigan, $1,014,125; C. P. Marr, $493,025; and T. M. Martin, $239,250. The average of the last two long term incentive bonuses paid for each executive is as follows:  D. Jernigan, $1,250,000; C. P. Marr, $535,000; and T. M. Martin, $320,000;

•                  For purposes of the average of the sum of the two previous annual incentive awards received by Mr. Foster, or if Mr. Foster has not received an annual incentive award or only received one annual incentive award at the time of such termination, an amount equal to two times the average of the sum of such annual incentive award he would have received for 2009 pursuant to the terms of his letter agreement if he had remained employed through the period required to be entitled to receive the annual incentive award and satisfied all target performance objectives is equal to $140,250.  The average of the last two long term incentive awards paid to Mr. Foster is equal to $230,000.  Mr. Foster joined us in 2009 and received a long term incentive award in 2009 equal to $230,000;

•                  The value of restricted shares that vests upon termination is based on the closing price of our common shares of $7.32 on December 31, 2009;

•                  The stock options that vest upon termination have no intrinsic value as the exercise price of each outstanding stock option is more than the market value of our common shares on December 31, 2009;

•                  Four weeks of vacation are unused, accrued and unpaid;

•                  There is no unpaid bonus for the prior year;

•                  There is no accrued and unpaid salary;

•                  There is no unpaid reimbursement for expenses incurred prior to the date of termination; and

•                  Our cost for continued medical, prescription and dental benefits is constant over the benefit period and is provided for either 12 or 18 months at a cost of $2,074.80 per month.

Name	Change in Control (2)	Without Cause; For Good Reason	Death or Disability	Nonrenewal	For Cause; Without Good Reason		Termination By Us for Any Reason
D. Jernigan	$14,032,688	$9,810,275	$1,150,554	$2,942,958	$50,833		—
C. P. Marr (1)	$6,481,671	$4,509,342	$876,933	$1,514,167	$34,167		—
T. M. Martin	$3,158,038	$2,207,594	$501,747	$857,167	$22,917		—
J. P. Foster	$2,364,966	—	$189,610	—	$21,250	(3)	$396,148

(1)          In the event of Mr. Marr’s death, the beneficiary of his estate would receive $4,509,342. The amount of $876,933 listed on this line in the death or disability column would be paid to C. P. Marr only in the event his employment is terminated for disability.

(2)          This column includes for the executive as indicated an estimate of an additional payment we would make in the event the executive is subject to excise tax liability under Section 4999 of the Internal Revenue Code: D. Jernigan, $4,222,413; C. P. Marr, $1,972,329; T. M. Martin, $950,445; and J. F. Foster, $899,958.

(3)          Mr. Foster will be entitled to such payment in the event of his resignation (with or without good reason), other than in connection with a change in control.

Other Terms of the Employment Agreements

Each of the employment agreements provides for one-year automatic renewals unless either we or the executive elects not to renew the agreement.  Mr. Foster’s letter agreement does not have a termination provision.  Pursuant to the employment agreements, and in the case of Mr. Foster, his letter agreement, each of Messrs. Jernigan, Foster, Marr and Martin are eligible to participate in any bonus plan established by the Compensation Committee for executive officers, may participate in any group life, hospitalization, disability, health, pension, profit sharing and other benefit plans we adopt with respect to our comparable senior level executives, and are provided with use of a company car.

Non-compete Agreements

In addition to the employment agreements, our executive officers (other than Mr. Foster) previously entered into noncompetition agreements with us. The noncompetition agreements contain covenants not to compete for a period that is the longer of either the three-year period beginning as of the date of the noncompetition agreement (the five-year period in the case of Mr. Jernigan) or the period of the executive’s service with us plus an additional one-year period. The noncompetition agreements provide that each of the executives will not directly or indirectly engage in any business involving self-storage facility development, construction, acquisition or operation or own any interests in any self-storage facilities, in each case in the United States of America, other than direct or indirect ownership by the executive of up to five percent of the outstanding shares of any public company. The noncompetition agreements also contain a nonsolicitation covenant that applies to employees and independent contractors. The nonsolicitation covenant lasts for a period that is the longer of either the three-year period (the five-year period in the case of Mr. Jernigan) beginning as of the date of the noncompetition agreement or the period of the executive’s service with us plus an additional two-year period.

AUDIT COMMITTEE MATTERS

Audit Committee Report

One of the principal purposes of the Audit Committee is to assist the Board of Trustees in the oversight of the integrity of our financial statements. Our management team has the primary responsibility for our financial statements and the reporting process, including the system of internal controls and disclosure controls and procedures. For the fiscal year 2009, KPMG LLP, our independent registered public accounting firm, audited the annual financial statements in accordance with standards of the Public Company Accounting Oversight Board (PCAOB) prepared by management and expressed an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States of America. In carrying out its responsibilities, the Audit Committee has reviewed and has discussed our audited consolidated financial statements for the year ended December 31, 2009 with our management. Management represented to the Audit Committee that our financial statements were prepared in accordance with accounting principles generally accepted in the United States of America.

The Audit Committee also is responsible for assisting the Board of Trustees in the oversight of the qualification, independence and performance of KPMG LLP. The Audit Committee discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 114, Communication with Audit Committees (which supersedes Statement on Auditing Standard No. 61, as amended). The Audit Committee has received from KPMG LLP the written disclosures and the letter required by applicable requirements of the PCAOB regarding KPMG LLP’s communications with the Audit Committee concerning independence, and has discussed with KPMG LLP its independence.  In addition, the Audit Committee has considered whether the provision of non-audit services, and the fees charged for such non-audit services, by KPMG LLP are compatible with maintaining the independence of the independent registered public accounting firm from us.

Based on the reviews and discussions described above, the Audit Committee recommended to the Board of Trustees that our audited consolidated financial statements for fiscal year 2009 be included in our Annual Report on Form 10-K for the year ended December 31, 2009.

Respectfully submitted,

The Audit Committee of the Board of Trustees

David J. LaRue (Chairman)

Daniel B. Hurwitz

Marianne M. Keler

John F. Remondi

Change in Independent Registered Public Accounting Firm

As previously reported in our Current Report on Form 8-K filed on April 7, 2009, on April 3, 2009, the Audit Committee of the Board of Trustees approved the dismissal of Deloitte & Touche LLP as our independent registered public accounting firm, effective April 3, 2009.

The reports of Deloitte & Touche LLP on our financial statements for the years ended December 31, 2007 and December 31, 2008, did not contain an adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles.

During the years ended December 31, 2007 and December 31, 2008, and through April 3, 2009, there were no disagreements between us and Deloitte & Touche LLP on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to Deloitte & Touche LLP’s satisfaction, would have caused Deloitte & Touche LLP to make a reference to the matter in its reports on our financial statements for those years.

During the years ended December 31, 2007 and December 31, 2008, and through the date of their dismissal, there were no “reportable events” (as defined by Item 304 (a)(1)(v) of Regulation S-K).

Deloitte & Touche LLP has furnished a letter to us addressed to the SEC, which we have filed as Exhibit 16.1 to our Current Report on Form 8-K filed on April 7, 2009, stating that it agrees with the foregoing statements.

Effective April 3, 2009, the Audit Committee of our Board engaged KPMG LLP to serve as our independent registered public accounting firm for the year ending December 31, 2009, and to perform procedures related to the financial statements included in our Quarterly Reports on Form 10-Q, as amended, which commenced with and included the quarter ended March 31, 2009.

During our two prior years ended December 31, 2007 and December 31, 2008, and during any subsequent interim period prior to the date of the engagement of KPMG LLP as our independent registered public accounting firm, neither we nor anyone acting on our behalf consulted with KPMG LLP regarding (1) either: (a) the application of accounting principles to a specific transaction, either completed or proposed; or (b) the type of audit opinion that might be rendered on our financial statements, and neither a written report nor oral advice was provided to us that KPMG LLP concluded was an important factor considered by us in reaching a decision as to the accounting, auditing or financial reporting issue; or (2) any matter that was either the subject of a disagreement (as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions) or a reportable event (as described in Item 304(a)(1)(v) of Regulation S-K).

Fees Paid to Our Independent Registered Public Accounting Firm

The following table summarizes the fees billed by KPMG LLP for services rendered during, or in connection with, our 2009 and 2008 fiscal year.

	2009	2008
Audit Fees	$625,000	—
Audit-Related Fees (1)	$70,300	—
Tax Fees (2)	$200,000	$341,210
All Other Fees	—	—
Total	$895,300	$341,210

(1)          Audit-Related Fees for 2009 include fees to review various registration statements filed during 2009 as well as fees to review various other agreements.

(2)          Tax fees for 2009 and 2008 related to tax consulting services.

All audit and permissible non-audit services provided by KPMG LLP to us were approved by the Audit Committee, either pursuant to the Audit Committee’s Audit and Non-Audit Services Pre-Approval Policy or through a separate pre-approval by the Audit Committee, which concluded that the provision of such services by KPMG LLP was compatible with the maintenance of that firm’s independence from us.

The following table summarizes the fees billed by Deloitte & Touche LLP for services rendered during, or in connection with, our 2009 and 2008 fiscal years, as applicable:

	2009	2008
Audit Fees	$0	$932,692
Audit-Related Fees (1)	$213,850	$109,498
Tax Fees	—	—
All Other Fees	—	—
Total	$213,850	$1,042,190

(1)          Audit-Related Fees for 2009 and 2008 include fees to review various registration statements as well as fees to review various other agreements.

All audit and permissible non-audit services provided by Deloitte & Touche LLP to us were approved by the Audit Committee, either pursuant to the Audit Committee’s Audit and Non-Audit Services Pre-Approval Policy or through a separate pre-approval by the Audit Committee, which concluded that the provision of such services by Deloitte & Touche LLP was compatible with the maintenance of that firm’s independence from us.

Audit Committee Pre-Approval Policies and Procedures

The Audit Committee’s policy is to review and pre-approve either pursuant to the Audit Committee’s Audit and Non-Audit Services Pre-Approval Policy or through a separate pre-approval by the Audit Committee, any engagement of our independent registered public accounting firm to provide any audit or permissible non-audit service to us. Pursuant to the Audit and Non-Audit

Services Pre-Approval Policy, which is annually reviewed and reassessed by the Audit Committee, a list of specific services within certain categories of services, including audit, audit-related, tax and other services, are specifically pre-approved for the upcoming or current fiscal year, subject to an aggregate maximum annual fee payable by us for each category of pre-approved services.  Any service that is not included in the approved list of services must be separately pre-approved by the Audit Committee. In addition, all audit and permissible non-audit services in excess of the pre-approved fee level, whether or not included on the approved list of services, must be separately pre-approved by the Audit Committee. The Audit Committee has delegated authority to its chairman to specifically pre-approve engagements for the performance of audit and permissible non-audit services, for which the estimated cost for each specified type of service shall not exceed $300,000. The chairman must report all pre-approval decisions to the Audit Committee at its next scheduled meeting and provide a description of the terms of the engagement, including (a) the type of services covered by the engagement, (b) the dates the engagement is scheduled to commence and terminate, (c) the estimated fees payable by us pursuant to the engagement, (d) other material terms of the engagement, and (e) such other information as the Audit Committee may request.

PROPOSAL 2:

RATIFICATION OF THE APPOINTMENT OF KPMG LLP

AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Trustees appointed KPMG LLP to serve as our independent registered public accounting firm for the year ending December 31, 2010.  We engaged KPMG LLP to serve as our independent registered public accounting firm effective April 3, 2009 and management considers the firm to be well qualified.  KPMG LLP replaced Deloitte & Touche LLP as our independent registered public accounting firm.

The Board of Trustees asks shareholders to ratify the selection of KPMG LLP as our independent registered public accounting firm.  Although ratification is not required by our bylaws or otherwise, the Board believes ratification by shareholders is a matter of good corporate governance. If the selection is not ratified, the Audit Committee will consider whether it is appropriate to select another registered public accounting firm. Even if the selection is ratified, the Audit Committee in its discretion may select a different registered public accounting firm at any time during the year if it determines that such a change would be in our best interests and in the best interests of our shareholders.  We expect a representative of KPMG LLP to be present at the annual meeting.  The representative will have the opportunity to make a statement and will be available to respond to appropriate questions.

Vote Required and Recommendation of the Board of Trustees

Approval of this proposal requires the affirmative vote of a majority of the votes cast on the proposal (which means the votes cast “for” the proposal must exceed the votes cast “against” the proposal). Abstentions on this proposal are not counted as votes cast and uninstructed shares on this proposal held by a bank or broker may be voted in the discretion of the bank or broker and treated as votes cast.

OUR BOARD OF TRUSTEES UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF THE AUDIT COMMITTEE’S APPOINTMENT OF KPMG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2010.

PROPOSAL 3:
APPROVAL OF AMENDMENT AND RESTATEMENT OF OUR 2007 EQUITY INCENTIVE PLAN

Introduction

The U-Store-It Trust 2007 Equity Incentive Plan (the “Plan”) was originally approved by our shareholders, following adoption by our Board, on May 8, 2007.  The Plan allows us to offer incentives to attract, retain and reward our employees, contractors and trustees. The Board also believes that the Plan enhances the focus of our employees and trustees on our long-term goals and objectives, and promotes a shared interest with our shareholders of increasing shareholder value.

Our Board has adopted, subject to shareholder approval, an amendment and restatement of the Plan (the “Restated Plan”).  As described below, the Restated Plan differs in a number of respects from the Plan, as originally adopted.  However, the primary purpose of the amendments in the Restated Plan is to increase the number of common shares available for award under the Plan by adding 4,600,000 shares.  As part of the increase, the amendments would implement a “Fungible Units” methodology for computing the maximum aggregate number of common shares available for issuance under the Plan.  The Fungible Units methodology assigns weighted values to different types of awards under the Plan without assigning specific numerical limits for different types of awards.

As of March 15, 2010: (i) 109,414 common shares remained available for future awards under the Plan; (ii) 382,394 unvested restricted share awards were outstanding under the Plan; and (iii) 3,265,332 common shares were subject to outstanding options under the Plan (with the outstanding options having a weighted average exercise price of $6.70 per share and a weighted average term to maturity of 8.68 years).  In addition, under our shareholder-approved 2004 Equity Incentive Plan, as of March 15, 2010: (i) 230,290 common shares remained available for future awards under the 2004 Equity Incentive Plan; (ii) 236,228 unvested restricted share awards were outstanding under the 2004 Equity Incentive Plan; and (iii) 1,776,303 common shares were subject to outstanding options under the 2004 Equity Incentive Plan (with the outstanding options having a weighted average exercise price of $17.22 per share and a weighted average term to maturity of 6.76 years).  Options or other issuances outstanding or available for issuance under the 2004 Equity Incentive Plan will not be affected by the adoption of the Restated Plan.

As stated above, if Proposal 3 is approved, 4,600,000 additional shares would be made available for award under the Restated Plan.  As a result, these additional shares, together with the 122,756 shares that currently remain available for future awards under the Plan plus any common shares restored to availability upon expiration or forfeiture of currently outstanding options or restricted share awards, as described above, would constitute the “Fungible Pool Limit.”  If Proposal 3 is approved we will have received, since the inception of the Plan, approval to grant, in the aggregate, 8,500,000 shares under the Plan.

The Restated Plan would provide that any common shares made the subject of awards in the form of options or share appreciation rights shall be counted against the Fungible Pool Limit as one (1) unit.  Any common shares made the subject of awards under the Restated Plan in the form of restricted shares or share units (each a “Full-Value Award) shall be counted against the Fungible Pool Limit as 1.66 units.  The Fungible Pool Limit and the computation of the number of common shares available for issuance would be subject to adjustment upon certain corporate transactions or events, as specified in the Restated Plan, including share splits, reverse share splits and recapitalizations.  The number of shares counted against the Fungible Pool Limit includes the full number of shares subject to the award, and is not reduced in the event shares are withheld to fund withholding tax obligations, or, in the case of options and share appreciation rights, where shares are applied to pay the exercise price.

If an option or other award granted under the Restated Plan expires, is forfeited or otherwise terminates, the common shares subject to any portion of the award that expires, is forfeited or that otherwise terminates, as the case may be, will again become available for the issuance under the Restated Plan.

In addition to the overall limit on the number of shares that may be subject to awards under the Restated Plan, the Restated Plan limits the number of shares that may be the subject of awards during the three-year period ending December 31, 2012.  Specifically, the average of the following three ratios (each expressed as a percentage) shall not exceed the greater of two percent or the mean of our GICS peer group for the three-year period beginning January 1, 2010 and ending December 31, 2012.  The three ratios would correspond to the three calendar years in the three-year period ending December 31, 2012, and each ratio would be computed as (i) the number of shares subject to awards granted in the applicable year divided by (ii) the sum of the number of common shares and units of our operating partnership (“OP Units”) exchangeable into common shares outstanding at the end of such year.  Solely for purposes of calculating the number of shares subject to awards under this limitation, shares underlying Full-Value Awards will be taken into account in the numerator of the foregoing ratios as 1.5 shares.

Subject to adjustment upon certain corporate transactions or events, a participant may not receive awards (with shares subject to awards being counted, depending on the type of award, in the proportions ranging from 1.0 to 1.66), as described above in any one calendar year covering more than 1,000,000 shares.  Thus, under this provision, depending on the type of grant involved, as many as 1,000,000 shares can be the subject of option grants to any one person in any year, and as many as 602,409 shares may be granted as restricted shares (or be the subject of other Full-Value Grants) to any one person in any year.  Any awards made prior to approval of Proposal 3 would not be taken into account for purposes of the annual limit included in the Restated Plan.

The Plan provides that awards may not be made under the Plan after May 8, 2017, the tenth (10th) anniversary of the date of shareholder approval of the Plan.  Approval of Proposal 3 at the meeting will extend this date to June 2, 2020.

Common shares distributed under our Restated Plan may be treasury shares or authorized but unissued shares.

We intend to register the additional common shares that would be available for awards under the Restated Plan on Form S-8 under the Securities Act of 1933 as soon as practicable after receiving shareholder approval of the increase.

As of March 15, 2010, 93,431,364 common shares were outstanding and an additional 4,809,636 common shares were issuable upon exchange or conversion of outstanding units in our operating partnership.  The closing price of our common shares on the New York Stock Exchange on March 15, 2010 was $7.00.

In the opinion of our Compensation Committee and Board, an increase in the number of shares available for awards is necessary as a part of our continuing commitment to attract, retain and reward our employees, contractors and trustees and to promote a shared interest with our shareholders of increasing shareholder value.

The following is a brief description of the Restated Plan.  The full text of the Restated Plan is included in this proxy statement as Appendix A and the following description is qualified in its entirety by reference to Appendix A.

General

Administration.  The Restated Plan shall be administered by the Board of Trustees unless the Board delegates all or a portion of its responsibilities to the Compensation Committee. References in this summary to the Board should be deemed to refer to the Compensation Committee to the extent the Board delegates authority to the Compensation Committee. Designations, determinations, interpretations and other decisions with respect to the Restated Plan by the Board shall be final, conclusive and binding upon all persons, including the Company, any subsidiary or affiliate and any participant. Grants may be made under the Restated Plan with such terms and conditions, not inconsistent with the Restated Plan, as may be imposed by the Board. The Board has wide discretion and flexibility to administer the Restated Plan in the manner it determines is in our best interests. For example: (a) awards may be made in various combinations and subject to various conditions, restrictions and limitations; (b) the terms and conditions of awards need not be the same with respect to each participant; (c) the Board may determine the terms and conditions that shall apply to any award upon a participant’s death, disability or retirement or upon a termination of employment; and (d) the Board may provide for the acceleration of vesting of any award in the event of a change in control in the Company. These examples are for illustrative purposes only and do not purport to constitute an exclusive or comprehensive identification of the manner in which the Board may exercise its broad authority in administering the Restated Plan.

Participants.  Persons eligible to participate in the Restated Plan include our employees or employees of any of our subsidiaries or affiliates, including our executive officers, our consultants, and our trustees. Currently, we have approximately 950 employees, including five executive officers, and seven trustees who will be eligible participants. The Board has full power and authority in its discretion to designate those persons who will receive awards under the Restated Plan.

Benefits to be Received.  Because persons to whom awards may be made are to be determined from time to time by the Board or our Compensation Committee in its discretion, it is not possible at this time to indicate the precise number, name or positions of persons who will receive future awards or the nature and terms of future awards.

Share Limitations.  The aggregate maximum number of our common shares that may be issued under the Restated Plan (taking into account awards since inception of the Plan in 2007) is 8,500,000.  The maximum number of shares underlying awards that may be granted to an individual participant during any calendar year (excluding any awards made prior to June 2, 2010) is 1,000,000 for options, share appreciation rights and other awards that do not deliver the full value of a share at the date of grant, and 602,409 for Full-Value awards, such as restricted shares or restricted share units. Each of these limitations is subject to adjustments that may be made in the event of certain changes in our capital structure, such as a dividend or other distribution, share split or reorganization.  Common shares that relate to grants that expire, are forfeited or otherwise terminate will again be available for grant.

Common shares that are deliverable under the Restated Plan may consist of authorized and unissued common shares or of treasury shares.

Types of Awards

The Restated Plan permits the grant of the following awards:

•                  Stock options, both incentive stock options and nonqualified stock options

•                  share appreciation rights

•                  restricted shares and restricted share units

•                  performance awards

•                  other share-based awards

•                  non-employee trustee awards

The Board, in its sole discretion, may grant awards alone, in addition to, or in any combination with any other award granted under the Restated Plan.

Stock Options and Share Appreciation Rights.  The Board may award both incentive stock options and nonqualified stock options under the Restated Plan. The Restated Plan requires that the purchase price for stock options or share appreciation rights equal at least one hundred percent of the fair market value of our common shares on the date of grant. Stock options or share appreciation rights will be exercisable at such time or times as determined by the Board. Options granted as incentive stock options must also comply with Section 422(d) of the Internal Revenue Code, as from time to time amended, and any regulations implementing such statute. Share appreciation rights may be awarded with or without a related stock option. A share appreciation right entitles the holder to receive, with respect to each common share subject to the exercise, an amount determined by the Board and specified in an award agreement. In the absence of such determination, the holder shall be entitled to receive, with respect to each common share subject to the exercise, a payment equal to the difference between the fair market value on the date of exercise and the fair market value of such shares on the date of grant.

Payment of the purchase price of stock options and share appreciation rights may be made in cash or cash equivalents, or, at the discretion of the Board, by transfer of common shares that have been held by the participant for at least six months. Subject to applicable securities laws, a stock option may also be exercised by delivering a notice of exercise of the stock option and simultaneously selling the common shares pursuant to a brokerage or similar agreement, using the proceeds of such sale as payment of the purchase price for the stock option. If a stock option or any portion thereof is exercised, the shares issued upon exercise will not be available for future awards. Until the shares subject to a stock option exercise are delivered to a participant, the participant has no rights as a shareholder with respect to such common shares.

Restricted Shares and Restricted Share Units.  The holder of restricted shares will own common shares subject to restrictions imposed by the Board, including performance or other conditions, and subject to forfeiture if the holder does not satisfy certain requirements, including, for example, remaining in continuous employment with us for a specific period of time. Unless otherwise provided in the award agreement, the grantee shall have the right to vote the restricted shares, and may have the right to receive dividends prior to the lapsing of transfer restrictions. The grantee shall not be entitled to delivery of the share certificate until the transfer restrictions lapse, after which a share certificate for the appropriate number of common shares, free of the restrictions and restrictive legend, shall be delivered to the participant. The holder of restricted share units shall have the right, subject to any restrictions imposed by the Board, to receive a cash payment equal to the fair market value of those shares at some future date determined by the Board, or to receive common shares, other securities or other property, as the Board shall determine in its sole discretion. The award agreement will specify whether a participant will be entitled to receive dividend rights on the vested and unvested restricted share units.

Except as otherwise determined by the Board, the restricted shares and restricted share units may not be sold, assigned, transferred, pledged, hypothecated or otherwise encumbered or disposed of during the restricted period or until after the fulfillment of any other restrictive conditions, and all of the restricted shares that have not vested shall be forfeited and all rights of the grantee to such restricted shares shall terminate unless the grantee remains in our continuous employment for the duration of the restricted period. The Board may, in its discretion, waive all or any part of the restrictions applicable to any or all outstanding restricted share and restricted share units.

Performance Awards.  Performance awards may be denominated in cash or shares, including restricted shares and restricted share units, shall be valued in accordance with the achievement of performance goals during a specified performance period, and payable at such time and in such form as specified, each as determined by the Board.  With respect to performance awards that are intended to qualify as “performance-based compensation” for purposes of Section 162(m) of the Internal Revenue Code, the maximum amount of all performance awards that may be settled in cash in any year is $2,000,000.  In addition, with respect to such performance awards, the performance awards may be based solely upon the attainment of performance targets related to one or more of the following financial performance measures or any combination thereof: (i) funds from operations or adjusted funds from operations; (ii) operating income or profit; (iii) operating efficiencies; (iv) return on equity, assets, capital, capital employed or investment; (v) net income; (vi) earnings per share; (vii) utilization; (viii) gross profit; (ix) share price or total shareholder return; (x) net asset growth; (xi) debt reduction; or (xii) strategic business objectives, consisting of one or more objectives based on meeting specified cost targets, business expansion goals and goals relating to acquisitions or divestitures. The Board may adjust any evaluation of performance to exclude any of the following events that may occur during a performance period: (i) asset write-downs; (ii) litigation or claim judgments or settlements; (iii) the effect of changes in tax law, accounting principles or other such laws or provisions affecting reported results; (iv) accruals for reorganization and restructuring programs; and (v) any extraordinary non-recurring items as described in Accounting Principles Board Opinion No. 30 and/or in management’s discussion and analysis of financial condition and results of operations appearing in our annual report to shareholders for the applicable year.

Performance awards are subject to forfeiture in the event of termination of employment prior to the end of any performance period, other than for reasons of death or disability.

The performance criteria will be established by the Board not later than 90 days after commencement of the performance period relating to a specific award intended to comply with Section 162(m) of the Code. Performance goals may be identical for all participants or, at the discretion of the Board, may be different to reflect more appropriate pre-established measures of individual performance. The performance goals established by the Board will include a threshold level of performance below which no award will be payable and a maximum award opportunity for each Participant. Attainment of the performance goals will be determined and certified in writing by the Board prior to payout.

The Board may, in its sole discretion, reduce the performance results upon which awards are based under the Restated Plan to offset any unintended result arising from events not anticipated when the performance goals were established. In addition, notwithstanding the attainment of performance goals for the Company as a whole, awards for an individual participant may be denied or adjusted downward by the Board in its sole discretion and judgment, based on its assessment of the participant’s performance.

The Board may make adjustments in the method of calculating attainment of the performance goals in recognition of: (a) extraordinary or non-recurring items; (b) changes in the tax laws; (c) changes in generally-accepted accounting principles or accounting policies; (d) charges related to restructured or discontinued operations; (e) restatement of prior period financial results; and (f) any other unusual, non-recurring gain or loss that is separately identified and quantified in the Company’s financial statements.  The Board may not waive restrictions applicable to awards that are intended to meet the requirements of Section 162(m).

Other Share-Based Awards.  Under the Restated Plan, the Board may also, at its discretion, grant an award of common shares or an award denominated or payable in, valued in whole or in part by reference to, or based upon, our common shares. The terms and conditions of such grants, including any performance-related criteria or other restrictions on payout that the Board deems appropriate, will be determined by the Board in its sole discretion.

Non-Employee Trustee Awards.  The Board of Trustees may provide that all or a portion of trustee compensation be payable in the form of nonqualified stock options, restricted shares, restricted share units and/or other share-based awards, shall determine the terms and conditions of any such awards, and shall have full power and authority in its discretion to administer such awards subject to the terms of the Restated Plan and applicable law.

Certain Federal Income Tax Consequences

Section 162(m) of the Code specifies that compensation paid in excess of $1 million annually to certain executive officers is not deductible by us for federal income tax purposes, unless certain exceptions apply. One exception provides for the deductibility of performance-based compensation, which has been approved by shareholders. Shareholder approval of the Restated Plan will constitute the shareholder approval required for the federal corporate tax deductibility of grants under the Restated Plan for Section 162(m) purposes.  Income recognized on the exercise of stock options and share appreciation rights will be treated as performance-based compensation.  Income recognized with respect to restricted share, restricted share units and other performance awards will be treated as performance-based compensation if the vesting of the award is conditioned on a performance condition other than the passage of time and the award meets certain other requirements.

Under the Code, a participant receiving a stock option does not realize income upon the grant of the option. However, a participant will realize income at the time of exercise (except for options that are incentive stock options) in the amount of the difference between the option price and the fair market value on the date of exercise. Under the Code, we are entitled to a deduction equal to the amount of such income, at the time such income is realized by the participant. In the case of incentive stock options, although no income is realized upon exercise and we are not entitled to a deduction, the difference between the fair market value on the date of exercise and the exercise price is treated by the participant as an item of tax preference for alternative minimum tax purposes. If the participant does not dispose of the shares acquired on the exercise of an incentive stock option within one year after their receipt (and within two years after the grant of the option), gain or loss realized on the subsequent disposition of the shares will be treated as long-term capital gain or loss. In the event of an earlier disposition, the participant will realize ordinary income, and we will be entitled to a deduction, equal to the amount of such income.

In the case of freestanding share appreciation rights or tandem share appreciation rights, the participant will not realize any income at the time of grant. Upon the exercise of either a tandem share appreciation right or a freestanding share appreciation right, any cash received and the fair market value on the exercise date of any shares received will constitute ordinary income to the participant. We will be entitled to a deduction in the amount of such income at the time of exercise.

The participant must recognize ordinary income equal to the fair market value of the shares received upon payout of “Other Share-Based Grants,” less any amount paid by the participant, at the first time the shares become transferable or are not subject to substantial risk of forfeiture, whichever occurs earlier. We will be entitled to a deduction in the same amount and at the same time as the participant realizes income.

Grants made under the Restated Plan are subject to applicable tax withholding by us, which may, to the extent permitted by the Board, be satisfied by the withholding of shares deliverable under the Restated Plan.

Amendment

The Board of Trustees may amend, alter, suspend, discontinue or terminate the Restated Plan at any time, except that no such action may (a) be made without shareholder approval, to the extent such approval is required by tax or regulatory requirements; (b) increase the maximum number of shares that may be issued other than as provided in the Restated Plan as originally adopted; or (c) permit an option to be granted at an exercise price less than one hundred percent of the fair market value on the date of grant.

Vote Required and Recommendation of the Board of Trustees

Approval of this proposal requires the affirmative vote of a majority of all votes cast on this proposal, provided that the total votes cast on this proposal must represent over fifty percent of all common shares entitled to vote on this proposal.  For purposes of the requirement that the total votes cast represent over fifty percent of all common shares entitled to vote on the proposal, abstentions will be counted as votes cast and therefore as shares present and entitled to vote at the meeting.  Abstentions will have the effect of a vote against this proposal.

OUR BOARD OF TRUSTEES RECOMMENDS A VOTE FOR THIS PROPOSAL.  PROXIES SOLICITED BY THE TRUSTEES WILL BE VOTED FOR THIS PROPOSAL, UNLESS SHAREHOLDERS SPECIFY A DIFFERENT CHOICE IN THEIR PROXIES.

SECURITY OWNERSHIP OF MANAGEMENT

The following table lists the amount of common shares beneficially owned and the percentage of ownership by our trustees, each of the named executive officers, and trustees and executive officers as a group. The number of shares and percentage of ownership is based on 93,431,364 common shares outstanding on March 15, 2010. In general, “beneficial ownership” includes those common shares that a trustee or executive officer has the power to vote or transfer, and options that are exercisable currently or that become exercisable within 60 days.  Except as otherwise noted, the persons named in the table below have sole voting and investment power with respect to all the common shares listed opposite his or her name.  The address of each person listed below is c/o U-Store-It Trust, 460 East Swedesford Road, Suite 3000, Wayne, Pennsylvania 19087.

Name	Common Shares (4)	Options Currently Exercisable or Exercisable within 60 Days	Percent of Class (5)
Trustees
W. M. Diefenderfer III (1)	127,307	-0-	*
P. Bussani	10,769	-0-	*
J.C. Dannemiller (2)	59,715	-0-	*
H. S. Haller (3)	45,545	-0-	*
D. B. Hurwitz	32,515	-0-	*
M. M. Keler	56,012	-0-	*
D. J. LaRue	60,075	-0-	*
J.F. Remondi	19,772	-0-	*
Named Executive Officers
D. Jernigan	230,862	1,200,392	1.53%
C. P. Marr	169,359	519,961	*
T. M. Martin	88,378	239,652	*
J. P. Foster	45,783	-0-	*
Trustees and Executive Officers as a group (13 persons)	946,092	1,960,005	3.11%

*           Less than 1% of the outstanding common shares.

(1)          Common shares include 4,932 deferred shares held in the U-Store-It Trust Deferred Trustees Plan for the benefit of W. M. Diefenderfer that are issuable to him after he ceases to serve as a trustee of the Company.  W. M. Diefenderfer does not have voting rights with respect to these deferred shares, but his account is credited with dividend equivalents that are payable in common shares.

(2)          Common shares include 4,640 deferred shares held in the U-Store-It Trust Deferred Trustees Plan for the benefit of J.C. Dannemiller that are issuable to him after he ceases to serve as a trustee of the Company.  J.C. Dannemiller does not have voting rights with respect to these deferred shares, but his account is credited with dividend equivalents that are payable in common shares.

(3)          Common shares include 5,270 deferred shares held in the U-Store-It Trust Deferred Trustees Plan for the benefit of H.S. Haller that are issuable to him after he ceases to serve as a trustee of the Company.  H. S. Haller does not have voting rights with respect to these deferred shares, but his account is credited with dividend equivalents that are payable in common shares.

(4)          This column does not include the following phantom shares held by the trustees and named executive officers in deferred compensation plans of the Company, which are payable in cash after the trustee or named executive officer ceases service with the Company.

Name	Phantom Shares
W. M. Diefenderfer III	4,432
J.C. Dannemiller	21,340
H. S. Haller	20,671
D. J. LaRue	22,184
C. P. Marr	3,350
T. M. Martin	9,007

(5)          Shares issuable pursuant to the U-Store-It Trust Deferred Trustees Plan and shares issuable pursuant to the exercise of stock options that are either immediately exercisable or exercisable within 60 days of March 15, 2010 are deemed to be outstanding and beneficially owned by the person to whom such shares are issuable for the purpose of computing the percentage ownership of that person, but they are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following persons are known by us to be the beneficial owners of more than 5% of our outstanding common shares. Unless otherwise indicated, the following information is as of March 15, 2010 and is based solely upon information set forth in Schedules 13D and 13G filed by such persons with the Securities and Exchange Commission.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percent of Class

Cohen & Steers, Inc. (1)	11,743,538	12.0%
FMR, LLC (2)	13,710,569	14.0%
BlackRock, Inc. (3)	5,253,295	5.6%
The Vanguard Group, Inc. (4)	7,249,486	7.8%
Todd C. Amsdell (5)	8,331,384	8.9%

(1)          Based on information provided by Cohen and Steers, Inc. (“Cohen”) in a Schedule 13G filed with the SEC on February 12, 2010.   Cohen has sole voting power with respect to 9,786,870 of these shares and sole dispositive power with respect to 11,743,538 of these shares.  The address of Cohen is 280 Park Avenue, 10th Floor, New York, NY 10017.

(2)          Based on information provided by FMR, LLC (“FMR”) in a Schedule 13G filed with the SEC on February 16, 2010.   FMR has sole voting power with respect to 2,173,534 of these shares and sole dispositive power with respect to 13,710,569 of these shares.  The address of FMR is 82 Devonshire Street, Boston, MA 02109.

(3)          Based on information provided by BlackRock, Inc. (“BlackRock”) in a Schedule 13G filed with the SEC on January 29, 2010.   BlackRock has sole voting power with respect to 5,253,295 of these shares and sole dispositive power with respect to 5,253,295 of these shares.  The address of BlackRock is 40 East 52nd Street, New York, NY 10022.

(4)          Based on information provided by The Vanguard Group, Inc. (“Vanguard”) in a Schedule 13G/A filed with the SEC on February 4, 2010.   Vanguard has sole voting power with respect to 107,597 of these shares, sole dispositive power with respect to 7,141,889 of these shares and shared dispositive power with respect to 107,597 of these shares.  The address of Vanguard is 100 Vanguard Blvd., Malvern, PA 19355.

(5)          Based on information provided by Todd C. Amsdell, a former executive officer, in a Schedule 13D filed with the SEC on March 9, 2009, Todd C. Amsdell has sole voting power with respect to 8,331,384 of these shares and sole dispositive power with respect to 8,331,384 of these shares.  Mr. Amsdell disclaims beneficial ownership, except to the extent of his pecuniary interest therein, of 3,921,850 shares owned by the Robert J. Amsdell Family Irrevocable Trust and 3,921,850 shares owned by the Loretta Amsdell Family Irrevocable Trust.  Mr. Amsdell is the sole business advisor of these trusts, and based on the latest information that we have, in this capacity, he has the sole power to direct the voting and disposition of these shares.  The address for Todd C. Amsdell is 20445 Emerald Parkway Drive, SW, Suite 220, Cleveland, Ohio 44135.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our trustees and executive officers, and holders of more than 10% of our common shares, to file with the SEC reports about their ownership of our common shares. Such trustees, officers and 10% shareholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. We generally assist current trustees and executive officers in filing these reports based on information obtained from them and from our records.

Securities and Exchange Commission regulations require us to identify in this Proxy Statement anyone who filed a required report late during the most recent fiscal year. Based on our review of forms we received, or written representations from reporting persons stating that they were not required to file these forms, we believe that during 2009 all Section 16(a) filing requirements were satisfied on a timely basis, except that a Form 4 was filed late for Mr. Jernigan reporting five separate transactions.

POLICIES AND PROCEDURES REGARDING REVIEW, APPROVAL
OR RATIFICATION OF TRANSACTIONS WITH RELATED PERSONS

Under our declaration of trust, we may enter into any contract or transaction with a trustee, officer, employee or agent, or any person affiliated with any of them, in which such person has a material financial interest, provided that (i) the Board of Trustees is made aware of the interest and a majority of the disinterested trustees approves or ratifies the contract or transaction; (ii) our shareholders are made aware of the interest and holders of a majority of our outstanding shares entitled to vote (excluding shares owned by the interested party) approve or ratify the contract or transaction; or (iii) the contract or transaction is fair and reasonable to us.

As set forth in our corporate governance guidelines, our Board of Trustees adopted a policy providing that transactions with a trustee who has a personal or financial interest (direct or indirect) should be scrutinized carefully to ensure that the transaction is in our best interests and will not otherwise create a conflict of interest. Without the approval of a majority of the disinterested trustees, we will not enter into a transaction or arrangement (including utilizing the services of any trustee to provide legal, accounting, financial, consulting or other similar services) in which a trustee has a material personal or financial interest (direct or indirect). Whether an interest is a material personal or financial interest in a transaction or arrangement will be determined by the Board of Trustees on a case-by-case basis, but at a minimum a trustee will be considered to have a material personal or financial interest in a transaction or arrangement if we will be required to disclose the transaction or arrangement in our proxy statement or in our Annual Report on Form 10-K. The interested trustee will not participate in any Board discussion regarding the matter in which he or she has such an interest. For purposes of this policy, the disinterested trustees will consider the interests of any entity with which a trustee is affiliated, any immediate family member of a trustee, and any entity in which a trustee’s immediate family member has a material interest.

Pursuant to its charter, our Corporate Governance and Nominating Committee is responsible for reviewing any transactions and arrangements with our trustees and making a recommendation to the Board of Trustees concerning such transactions and arrangements. The Corporate Governance and Nominating Committee maintains written procedures regarding general related party transactions and office lease transactions.  Below is a description of the material features of these procedures, including types of transactions that are covered by them and the standards applied in evaluating transactions and arrangements with trustees and executive officers.

General Related Party Transaction Procedures

The General Related Party Transaction Procedures govern the review of transactions and arrangements in which trustees or executive officers may have a direct or indirect interest that, while not technically requiring approval of the disinterested trustees under our declaration of trust or our corporate governance guidelines, may nonetheless be advisable to be reviewed and approved by the Corporate Governance and Nominating Committee to ensure that related party transactions are properly reviewed and, if necessary, approved first by the Corporate Governance and Nominating Committee, and if appropriate, by a majority of disinterested trustees. The procedures outline: (i) requirements and procedures for trustees and executive officers to report any potential related party transaction to our compliance officer (currently, our Chief Legal Officer); (ii) the procedures our compliance officer follows in collecting and submitting to the Chairman of the Corporate Governance and Nominating Committee information regarding potential related party transactions; (iii) the Corporate Governance and Nominating Committee’s process for reviewing and evaluating potential related party transactions; and (iv) the process the disinterested trustees use in reviewing and evaluating a potential related party transaction once approved by the Corporate Governance and Nominating Committee. The Corporate Governance and Nominating Committee may consult with legal counsel as it considers all of the information compiled by our compliance officer and evaluates material issues raised and factors relating to the transaction. The Corporate Governance and Nominating Committee determines whether it is appropriate and advisable for us to engage in the transaction on the basis of whether the transaction is fair, reasonable and in our best interests, and if so, whether the proposed transaction requires approval by the disinterested members of the Board of Trustees.

TRANSACTIONS WITH RELATED PERSONS

Corporate Office Leases

Pursuant to lease agreements that our operating partnership entered into with Amsdell and Amsdell (an entity owned by Barry L. Amsdell and Robert J. Amsdell, former Company trustees) during 2005 and 2006, we rented office space from Amsdell and Amsdell during 2009 at The Parkview Building, a multi-tenant office building of approximately 40,000 square feet located at 6745 Engle Road and an office building of approximately 18,000 square feet located at 6751 Engle Road. Each of these properties is part of Airport Executive Park, a 50-acre office and flex development located in Cleveland, Ohio, which is owned by Amsdell and Amsdell. Our independent trustees approved the terms of, and entry into, each of the office lease agreements by our operating partnership. The table below shows the office space subject to these lease agreements and certain key provisions, including the term of each lease agreement and the minimum and maximum rents payable per month during the term.

Office Space	Approximate Square Footage	Term	(1) U-Store-It Subleased the Space to a Third Party	Fixed Minimum Rent Per Month	Fixed Maximum Rent Per Month
6745 Engle Road — Suites 105, 115, 130, 215 and 300; and 6751 Engle Road — Suites E and F	21,900	12/31/2014	Yes	$25,673	$31,205
6745 Engle Road — Suite 100	2,212	12/31/2014	Yes	$3,051	$3,709
6745 Engle Road — Suite 110	1,731	12/31/2014	Yes	$2,387	$2,901
6751 Engle Road — Suites C and D	3,000	12/31/2014	Yes	$3,137	$3,771

(1)          The operating partnership and Amsdell and Amsdell, an entity owned by Robert and Barry Amsdell, entered into a First Amendment to Lease which modified certain terms of all of the lease agreements the operating partnership has with Amsdell and Amsdell for office space in Cleveland, Ohio. The First Amendment provided the operating partnership the ability to assign or sublease the office space previously used for its corporate office and certain operations.  Separately, Amsdell and Amsdell consented to the operating partnership’s proposed sublease to an unrelated party of approximately 22,000 square feet of office space covered by the aforementioned leases.

In addition to monthly rent, the office lease agreements provide that our operating partnership reimburse Amsdell and Amsdell for certain maintenance and improvements to the leased office space. The total amount of lease payments incurred under the five office leases for the year ending December 31, 2009 was approximately $0.5 million.  The total future minimum rental payments under the related party lease agreements are as follows:

Related Party Amount (in thousands)
2010	$453
2011	$475
2012	$475
2013 and thereafter	$998
Total	$2,401

Other

During 2008, we engaged a consultant to assist us in disposition, acquisitions and joint venture exploration.  In connection with that assignment, we retained the services of Mr. Jernigan’s son-in-law.  On September 15, 2008, Mr. Jernigan’s son-in-law became a full-time employee of ours.  During 2009, we entered into a relocation transaction with Mr. Jernigan’s son-in-law in which we purchased the former residence of the son-in-law for $985,000.  The purchase price was determined by the average of two independent appraisals performed by licensed appraisers selected by the Chairman of the Corporate Governance and Nominating Committee.

OTHER MATTERS

Other Matters to Come Before the 2010 Annual Meeting

No matters are to be presented for action at the annual meeting other than as set forth in this proxy statement. If other matters properly come before the meeting, however, the persons named in the accompanying proxy will vote all proxies solicited by this proxy statement as recommended by the Board of Trustees, or, if no recommendation is given, in their own discretion.

Shareholder Proposals and Nominations for the 2011 Annual Meeting

Any shareholder proposal pursuant to Rule 14a-8 of the rules promulgated under the Exchange Act to be considered for inclusion in our proxy materials for the next annual meeting of shareholders must be received at our principal executive offices no later than December 16, 2010.

In addition, any shareholder who wishes to propose a nominee to the Board of Trustees or propose any other business to be considered by the shareholders (other than a shareholder proposal included in our proxy materials pursuant to Rule 14a-8 of the rules promulgated under the Exchange Act) must comply with the advance notice provisions and other requirements of Article II, Section 12 of our bylaws, which are on file with the SEC and may be obtained from the Secretary of U-Store-It Trust upon request. These notice provisions require that nominations of persons for election to the Board of Trustees and the proposal of business to be considered by the shareholders for the 2011 annual meeting must be received no earlier than December 16, 2010 and no later than January 15, 2011.

In addition, such shareholder’s notice must set forth:

•                  as to each person whom the shareholder proposes to nominate for election or reelection as a trustee:

(1)          the name, age, business address and residence address of such person,

(2)          the class and number of shares of beneficial interest of U-Store-It Trust that are beneficially owned or owned of record by such person, the date(s) on which each such security was acquired, and any short interest in any such security (including any opportunity to profit or share in any benefit from any decrease in the price of any such security) held by such person,

(3)          a description of all direct and indirect compensation and other material relationships during the past three years between or among such shareholder or any person associated with such shareholder, on the one hand, and each proposed nominee, and his or her associates, on the other hand, and

(4)          all other information relating to such person that is required to be disclosed in solicitations of proxies for election of trustees in an election contest (even if an election contest is not involved), or is otherwise required, in each case pursuant to Regulation 14A (or any successor provision) under the Exchange Act (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a trustee if elected);

•                  as to any other business that the shareholder proposes to bring before the meeting, a description in reasonable detail of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest in such business of such shareholder (including any anticipated benefit to the shareholder therefrom) and of each beneficial owner, if any, on whose behalf the proposal is made; and

•                  as to the shareholder giving the notice and each beneficial owner, if any, on whose behalf the nomination or proposal is made:

(1)          the name and address of such shareholder, as they appear on our share ledger and current name and address, if different, of such beneficial owner,

(2)          the class and number of shares of each class of beneficial interest of U-Store-It Trust that are owned beneficially and of record by such shareholder and owned beneficially by such beneficial owner, the date(s) on which each such security was acquired, and any short interest in any such security (including any opportunity to profit or share in any benefit from any decrease in the price of any such security) held by such shareholder or any beneficial owner, if any, on whose behalf the proposal is made,

(3)          a description of any economic interest in or any other right with respect to (including from a third party), any of our shares (or any rights, options or other securities convertible into or exercisable or exchangeable for such securities or any obligations measured by the price or value of any such securities, including, without limitation, any swaps or other derivative arrangements) held by such shareholder or any beneficial owner on whose behalf the proposal is made,

(4)          a description of any agreements, arrangements or understandings between or among such shareholder or beneficial owner, on the one hand, and any other persons, on the other hand, in connection with the nomination of any person for election as a trustee,

(5)          a representation that such shareholder intends to appear in person or by proxy at the annual meeting to nominate any person(s) named in its notice or to bring such proper business included in its notice before the annual meeting and whether or not such shareholder intends to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the U-Store-It’s outstanding shares of beneficial interest required to elect the proposed nominee(s) or approve the proposal(s) included in its notice and/or otherwise to solicit proxies from shareholders in support of the election of the proposed nominee(s) or the proposal, and

(6)          all other information relating to such shareholder that is required to be disclosed in solicitations of proxies for election of trustees in an election contest (even if an election contest is not involved), or is otherwise required, in each case pursuant to Regulation 14A (or any successor provision) under the Exchange Act.

Householding of Proxy Materials

If you and other residents at your mailing address own common shares in street name, your broker or bank may have sent you a notice that your household will receive only one annual report and proxy statement for each company in which you hold shares through that broker or bank. This practice of sending only one copy of proxy materials is known as “householding.” If you did not respond that you did not want to participate in householding, you were deemed to have consented to the process. If the foregoing procedures apply to you, your broker has sent one copy of our Annual Report and proxy statement to your address. You may revoke your consent to householding at any time by sending your name, the name of your brokerage firm and your account number to Householding Department, 51 Mercedes Way, Edgewood, NY 11717 (telephone number: 1-800-542-1061). The revocation of your consent to householding will be effective 30 days following its receipt. In any event, if you did not receive an individual copy of this proxy statement or our Annual Report, we will send a copy to you if you address your written request to or call U-Store-It Trust, 460 East Swedesford Road, Suite 3000, Wayne, Pennsylvania 19087, Attention: Corporate Secretary (telephone number: 610- 293-5765). If you are receiving multiple copies of our Annual Report and proxy statement, you can request householding by contacting our Corporate Secretary in the same manner.

* * * *

By Order of the Board of Trustees

Jeffrey P. Foster
Secretary

Wayne, Pennsylvania

April 15, 2010

Appendix A

Amended and Restated 2007 Equity Incentive Plan

AMENDED AND RESTATED

U-STORE-IT TRUST

2007 EQUITY INCENTIVE PLAN

AMENDED AND RESTATED

U-STORE-IT TRUST
2007 EQUITY INCENTIVE PLAN

(As amended and restated effective June 2, 2010)

1.                                      Purpose.  This plan shall be known as the “Amended and Restated U-Store-It Trust 2007 Equity Incentive Plan” (the “Plan”).  The purpose of the Plan is to promote the interests of U-Store-It Trust, a Maryland real estate investment trust (the “Company”), its Subsidiaries and its shareholders by (i) attracting and retaining key officers, employees, and trustees of, and consultants to, the Company and its Subsidiaries and Affiliates; (ii) motivating such individuals by means of performance-related incentives to achieve long-range performance goals; (iii) enabling such individuals to participate in the long-term growth and financial success of the Company; (iv) encouraging ownership of stock in the Company by such individuals; and (v) linking their compensation to the long-term interests of the Company and its shareholders.  With respect to any awards granted under the Plan that are intended to comply with the requirements of “performance-based compensation” under Section 162(m) of the Code, the Plan shall be interpreted in a manner consistent with such requirements.

2.                                      Definitions.

a.                                      Rules of Construction.  As used in this Plan: (i) unless otherwise specified, all defined terms in the singular shall have comparable meanings when used in the plural and vice-versa; (ii) all pronouns and any variations thereof shall be deemed to refer to masculine, feminine or neuter, singular or plural, as the identity of the Person or Persons may require; (iii) the words “include,” “includes” and “including” will be deemed to be followed by the phrase “without limitation,” whether or not such phrase is included therein; (iv) unless otherwise specified in the computation of a period of time from a date to a later specified date, the word “from” means “from and including,” and the words “to” and “until” each mean “to but excluding”; and (v) references to all documents, contracts, agreements or instruments shall include any and all supplements and amendments thereto.

b.                                      Definitions.  Subject to the provisions of Section 2(a) above, all initially capitalized words and phrases used in this Plan have the following meanings:

“Affiliate” shall mean (i) any entity that, directly or indirectly, is controlled by the Company, (ii) any entity in which the Company has a significant equity interest, (iii) an affiliate of the Company, as defined in Rule 12b-2 promulgated under Section 12 of the Exchange Act, and (iv) any entity in which the Company has at least twenty percent (20%) of the combined voting power of the entity’s outstanding voting securities, including U-Store-It, L.P., a Delaware limited partnership in each case as designated by the Board as being a participating employer in the Plan.

“Annual Rate” means the quotient of (i) divided by (ii) where:

(i)                                     is the number of Shares subject to Awards granted in a calendar year; and

(ii)                                  is the sum of the number of Shares and OP Units outstanding at the end of such calendar year.

For purposes of determining the number of Shares subject to Awards granted in a calendar year under paragraph (i) above, Shares underlying Full-Value Awards shall be taken into account as 1.5 Shares and Shares underlying all other Awards shall be taken into account as 1.0 Shares.

“Award” shall mean any Option, Share Appreciation Right, Restricted Share, Restricted Share Unit, Performance Award, Other Share-Based Award or other award granted under the Plan, whether singly, in combination or in tandem, to a Participant by the Board pursuant to such terms, conditions, restrictions and/or limitations, if any, as the Board may establish or that are required by applicable legal requirements.

“Award Agreement” shall mean any written agreement, contract or other instrument or document evidencing any Award.

“Board” shall mean the Board of Trustees of the Company.

“Cause” shall mean, unless otherwise defined in the applicable Award Agreement, (i) the engaging by the Participant in willful misconduct that is injurious to the Company or its Subsidiaries or Affiliates, or (ii) the embezzlement or misappropriation of funds or property of the Company or its Subsidiaries or Affiliates by the Participant.  For purposes of this paragraph, no act, or failure to act, on the Participant’s part shall be considered “willful” unless done, or omitted to be done, by the Participant not in good faith and without reasonable belief that the Participant’s action or omission was in the best interest of the Company.  Any determination of Cause for purposes of the Plan or any Award shall be made by the Board in its sole discretion.  Any such determination shall be final and binding on a Participant.

“Change in Control” shall mean, unless otherwise defined in the applicable Award Agreement, any of the following events:

i)                                         any person or entity, including a “group” as defined in Section 13(d)(3) of the Exchange Act, other than the Company or a wholly-owned subsidiary thereof or any employee benefit plan of the Company or any of its Subsidiaries, becomes the beneficial owner of the Company’s securities having 35% or more of the combined voting power of the then outstanding securities of the Company that may be cast for the election of Trustees of the Company (other than as a result of an issuance of securities initiated by the Company in the ordinary course of business);

ii)                                      as the result of, or in connection with, any cash tender or exchange offer, merger or other business combination or contested election, or any combination of the foregoing transactions, less than a majority of the combined voting power of the then outstanding securities of the Company or any successor company or entity entitled to vote generally in the election of the Trustees of the Company or such other corporation or entity after such transaction are held in the aggregate by the holders of the Company’s securities entitled to vote generally in the election of Trustees of the Company immediately prior to such transaction;

iii)                                   during any period of two (2) consecutive years, individuals who at the beginning of any such period constitute the Board cease for any reason to constitute at least a majority thereof, unless the election, or the nomination for election by the Company’s shareholders, of each Trustee of the Company first elected during such period was approved by a vote of at least two-thirds (2/3rds) of the Trustees of the Company then still in office who were (a) Trustees of the Company at the beginning of any such period, and (b) not initially (1) appointed or elected to office as result of either an actual or threatened election and/or proxy contest by or on behalf of a Person other than the Board, or (2) designated by a Person who has entered into an agreement with the Company to effect a transaction described in (i) or (ii) above or (iv) or (v) below;

iv)                                  a complete liquidation or dissolution of the Company; or

v)                                     the sale or other disposition of all or substantially all of the assets of the Company to any Person (other than a transfer to a Subsidiary).

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

“Committee” shall mean the Compensation Committee of the Board, which shall be composed of not less than two Non-Employee Trustees, at least two of whom shall be (i) a “non-employee director” for purposes of Section 16 and Rule 16b-3 promulgated thereunder, and (ii) an Outside Trustee, and each of whom shall be “independent” within the meaning of the listing standards of the New York Stock Exchange.

“Company” shall have the meaning set forth in Section 1 above.

“Consultant” shall mean any consultant to the Company or its Subsidiaries or Affiliates.

“Covered Officer” shall mean at any date (i) any individual who, with respect to the previous taxable year of the Company, was a “covered employee” of the Company within the meaning of Section 162(m); provided, however, that the term “Covered Officer” shall not include any such individual who is designated by the Board, in its discretion, at the time of any Award or at any subsequent time, as reasonably expected not to be such a “covered employee” with respect to the current taxable year of the Company and (ii) any individual who is designated by the Board, in its discretion, at the time of any Award or at any subsequent time, as reasonably expected to be such a “covered employee” with respect to the current taxable year of the Company or with respect to the taxable year of the Company in which any applicable Award will be paid or vested.

“Disability” shall mean, unless otherwise defined in the applicable Award Agreement, a disability that would qualify as a total and permanent disability under the Company’s then current long-term disability plan.

“Employee” shall mean a current or prospective officer or employee of the Company or of any Subsidiary or Affiliate.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time.

“Fair Market Value” with respect to the Shares, shall mean, for purposes of a grant of an Award as of any date, (i) the closing sales price of the Shares on the New York Stock Exchange, or any other exchange on which the shares are traded, on such date, or in the absence of reported sales on such date, the closing sales price on the immediately preceding date on which sales were reported or (ii) in the event there is no public market for the Shares on such date, the fair market value as determined, in good faith, by the Board in its sole discretion.

“Family Member” means a person who is a spouse, former spouse, child, stepchild, grandchild, parent, stepparent, grandparent, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother, sister, brother-in-law, or sister-in-law, including adoptive relationships, of the grantee, any person sharing the grantee’s household (other than a tenant or employee), a trust in which any one or more of these persons have more than fifty percent (50%) of the beneficial interest, a foundation in which any one or more of these persons (or the grantee) control the management of assets, and any other entity in which one or more of these persons (or the grantee) own more than fifty percent (50%) of the voting interests.

“Full-Value Award” means an Award other than an Option or Share Appreciation Right.

“Fungible Pool Unit” shall be the measuring unit used for purposes of the Plan, as specified in Section 4, to determine the number of Shares which may be subject to Awards hereunder, which shall consist of Shares in the proportions (ranging from 1.0 to 1.66) as set forth in Section 4.

“Incentive Stock Option” shall mean an option to purchase Shares from the Company that is granted under Section 6 of the Plan and that is intended to meet the requirements of Section 422 of the Code or any successor provision thereto.

“Non-Qualified Stock Option” shall mean an option to purchase Shares from the Company that is granted under Section 6 or 10 of the Plan and is not intended to be an Incentive Stock Option.

“Non-Employee Trustee” shall mean a member of the Board who is not an officer or employee of the Company or any Subsidiary or Affiliate.

“OP Units” means units of limited partnership interest in U-Store-It, L.P. that are exchangeable or convertible into Shares.

“Option” shall mean an Incentive Stock Option or a Non-Qualified Stock Option.

“Option Price” shall mean the purchase price payable to purchase one Share upon the exercise of an Option.

“Other Share-Based Award” shall mean any Award granted under Section 9 or 10 of the Plan.

“Outside Trustee” means a Trustee who either (i) is not a current employee of the Company or an “affiliated corporation” (within the meaning of Treasury Regulations promulgated under Section 162(m) of the Code), is not a former employee of the Company or an “affiliated corporation” receiving compensation for prior services (other than benefits under a tax-qualified pension plan), was not an officer of the Company or an “affiliated corporation” at any time and is not currently receiving direct or indirect remuneration from the Company or an “affiliated corporation” for services in any capacity other than as a Trustee; or (ii) is otherwise considered an “outside director” for purposes of Section 162(m) of the Code.

“Participant” shall mean any Employee, Trustee, Consultant or other person who receives an Award under the Plan.

“Performance Award” shall mean any Award granted under Section 8 of the Plan.

“Person” shall mean any individual, corporation, partnership, limited liability company, association, joint-stock company, trust, unincorporated organization, government or political subdivision thereof or other entity.

“Plan” has the meaning set forth in the Section 1 above.

“Restricted Share” shall mean any Share granted under Section 7 or 10 of the Plan.

“Restricted Share Unit” shall mean any unit granted under Section 7 or 10 of the Plan.

“Retirement” shall mean, unless otherwise defined in the applicable Award Agreement, retirement of a Participant from the employ or service of the Company or any of its Subsidiaries or Affiliates in accordance with the terms of the applicable Company retirement plan or, if a Participant is not covered by any such plan, retirement on or after such Participant’s 65th birthday.

“SEC” shall mean the Securities and Exchange Commission or any successor thereto.

“Section 16” shall mean Section 16 of the Exchange Act and the rules promulgated thereunder and any successor provision thereto as in effect from time to time.

“Section 162(m)” shall mean Section 162(m) of the Code and the regulations promulgated thereunder and any successor provision thereto as in effect from time to time.

“Shares” shall mean shares of the common shares, $0.01 par value, of the Company.

“Share Appreciation Right” or “SAR” shall mean a share appreciation right granted under Section 6 or 10 of the Plan that entitles the holder to receive, with respect to each Share encompassed by the exercise of such SAR, the excess of the Fair Market Value on the date of exercise over the amount determined by the Board and specified in an Award Agreement as the exercise price of such SAR, provided that the exercise price shall not be less than the Fair Market Value on the date of grant.

“Subsidiary” shall mean any Person (other than the Company) of which a majority of its voting power or its equity securities or equity interest is owned directly or indirectly by the Company.

“Substitute Awards” shall mean Awards granted solely in assumption of, or in substitution for, outstanding awards previously granted by a company acquired by the Company or with which the Company combines.

“Target Rate” means the greater of (i) 2% or (ii) the mean of the Company’s GICS peer group for the three-year period beginning January 1, 2010 and ending December 31, 2012.

“Three-Year Average Annual Rate” means the average of the Annual Rates for calendar years 2010, 2011 and 2012.

“Trustee” shall mean a member of the Board.

3.                                      Administration.

a.                                      The Board.  The Board shall have such powers and authorities related to the administration of the Plan as are consistent with the Company’s governing documents and applicable law. The Board shall have full power and authority to take all actions and to make all determinations required or provided for under the Plan, any Award or any Award Agreement, and shall have full power and authority to take all such other actions and make all such other determinations not inconsistent with the specific terms and provisions of the Plan that the Board deems to be necessary or appropriate for the administration of the Plan, any Award or any Award Agreement. All such actions and determinations shall be by the affirmative vote of a majority of the members of the Board present at a meeting or by unanimous consent of the Board executed in writing in accordance with the Company’s governing documents and applicable law. The interpretation and construction by the Board of any provision of the Plan, any Award or any Award Agreement shall be final, binding and conclusive. Notwithstanding any other provision of the Plan, the Board shall not take any action or make any Awards hereunder that could cause the Company to fail to qualify as a real estate investment trust for Federal income tax purposes.

b.                                      Delegation to Committee.

i)                                         General. The Board may delegate all or part of the administration of the Plan to the Committee. If administration is delegated to the Committee, the Committee shall have, in connection with the administration of the Plan, the powers theretofore possessed by the Board, including the power to delegate to a subcommittee any of the administrative powers the Committee is authorized to exercise (and references in this Plan to the Board shall thereafter be to the Committee or subcommittee), subject, however, to such resolutions, not inconsistent with the provisions of the Plan, as may be adopted from time to time by the Board. The Board may abolish the Committee at any time and revest in the Board the administration of the Plan.

ii)                                      Section 162(m) and Rule 16b-3 Compliance.  The Board or the Committee shall (A) delegate to a committee of two or more members of the Board who are Outside Directors the authority to grant Awards to eligible persons who are either (1) Covered Officers and are expected to be Covered Officers at the time of recognition of income resulting from such Award or (2) persons with respect to whom the Company wishes to comply with Section 162(m) of the Code and/or (B) delegate to a committee of two or more members of the Board who are Non-Employee Directors the authority to grant Awards to eligible persons who are then subject to Section 16 of the Exchange Act.

c.                                       Subject to the terms of the Plan and applicable law, and in addition to other express powers and authorizations conferred on the Board by the Plan, the Board shall have full power and authority in its discretion to:

i)                                         designate Participants;

ii)                                      determine the type or types of Awards to be granted to a Participant;

iii)                                   determine the number of Shares to be covered by, or with respect to which payments, rights or other matters are to be calculated in connection with Awards;

iv)                                  determine the timing, terms, and conditions of any Award;

v)                                     accelerate the time at which all or any part of an Award may be settled or exercised;

vi)                                  determine whether, to what extent, and under what circumstances, Awards may be settled or exercised in cash, Shares, other securities, other Awards or other property, or canceled, forfeited or suspended and the method or methods by which Awards may be settled, exercised, canceled, forfeited or suspended;

vii)                               determine whether, to what extent, and under what circumstances cash, Shares, other securities, other Awards, other property, and other amounts payable with respect to an Award shall be deferred either automatically or at the election of the holder thereof or of the Board;

viii)                            interpret and administer the Plan and any instrument or agreement relating to, or Award made under, the Plan;

ix)                                  except to the extent prohibited by Section 6(b), amend or modify the terms of any Award at or after grant with the consent of the holder of the Award;

x)                                     establish, amend, suspend or waive such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan; and

xi)                                  make any other determination and take any other action that the Board deems necessary or desirable for the administration of the Plan.

The exercise of an Option or receipt of an Award shall be effective only if an Award Agreement shall have been duly executed and delivered on behalf of the Company following the grant of an Award.

d.                                      Discretion Binding.  Unless otherwise expressly provided in the Plan, all designations, determinations, interpretations, and other decisions under or with respect to the Plan or any Award shall be within the sole discretion of the Board, may be made at any time and shall be final, conclusive, and binding upon all Persons, including the Company, any Subsidiary or Affiliate, any Participant and any holder or beneficiary of any Award.

e.                                       Delegation.  Subject to the terms of the Plan, the Board may delegate to one or more officers or managers of the Company or of any Subsidiary or Affiliate, or to a committee of such officers or managers, the authority, subject to such terms and limitations as the Board shall determine, to grant Awards to or to cancel, modify or waive rights with respect to, or to alter, discontinue, suspend or terminate Awards held by Participants who are not officers or trustees of the Company for purposes of Section 16 or who are otherwise not subject to such Section.

4.                                      Shares Available For Awards.

a.                                      Shares Available.  Subject to the additional limitation as provided in Section 4(c) and the adjustments as provided in Section 4(d), the total number of Shares subject to Awards granted under the Plan, in the aggregate, may not exceed 8,500,000.  Of this amount, the “Fungible Pool Limit” shall equal the sum of (i) the 4,600,000 Shares added as of the Restatement Effective Date, plus (ii) any Shares remaining available for issuance under the Plan as of the Restatement Effective Date, plus (iii) any Shares subject to Awards under the Plan as of the Restatement Effective Date that are later forfeited or for any other reason are not payable under the Plan.  Each Share issued or subject to issuance out of the Fungible Pool Limit on or after the Restatement Effective Date under a Full-Value Award shall be counted against the Fungible Pool Limit as 1.66 Fungible Pool Units.  Options and Share Appreciation Rights for Shares subject to issuance out of the Fungible Pool Limit on or after the Restatement Effective Date shall be counted against the Fungible Pool Limit as 1.0 Fungible Pool Unit.  (For these purposes, the number of Shares taken into account with respect to a Share Appreciation Right shall be the number of Shares underlying the Share Appreciation Rights at grant (i.e., not the final number of Shares delivered upon exercise of the Share Appreciation Rights).)  Notwithstanding the foregoing and subject to adjustment as provided in Section 4(d), for any calendar year, no Participant may receive Awards for Fungible Share Units in excess of 1,000,000 Fungible Share Units, provided that such limit shall not apply to Awards granted in 2010 before the Restatement Effective Date.

b.                                      Effect of the Expiration or Termination of Awards; Other Adjustments to Fungible Pool Limit.

i)                                         Shares that have been granted on or after the Restatement Effective Date but are later forfeited or for any other reason are not payable under the Plan may again be made the subject of Awards under the Plan, and shall be restored to the Fungible Pool Limit on the same basis as offset under the rules stated in Section 4(a). All other Shares that have been granted but are later forfeited or for any other reason are not payable under the Plan may again be made the subject of Awards under the Plan, and shall be restored to the Fungible Pool Limit on a one-for-one basis.

ii)                                      If  the Company withholds Shares to satisfy tax withholding requirements in connection with the exercise, vesting or payment of an award, other awards may not be granted covering the Shares so withheld to satisfy the tax withholding requirement.  If a Participant exercises an Option covering Shares via the delivery of Shares to pay the option exercise price or a Participant exercises an SAR that is settled in Shares, other awards may not be granted with respect to the total number of Shares with respect to which such exercise applies, including those not delivered because of the net share settlement of the award.

c.                                       Additional Limitation.  At the end of 2012, the Three-Year Average Annual Rate shall not exceed the Target Rate.  For the avoidance of doubt, the Annual Rate in any one year during such three-year period may exceed the Target Rate, provided that the Three-Year Average Annual Rate does not exceed the Target Rate.

d.                                      Adjustments.  In the event that any dividend or other distribution (whether in the form of cash, Shares, other securities or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of Shares or other securities of the Company, issuance of warrants or other rights to purchase Shares or other securities of the Company, or other similar corporate transaction or event affects the Shares, then the Board will in an equitable and proportionate manner (and, as applicable, in such manner as is consistent with Sections 422 and 409A of the Code and the regulations thereunder and with Section 162(m)) either: (i) adjust any or all of (1) the aggregate number of Shares or other securities of the Company (or number and kind of other securities or property) with respect to which Awards may be granted under the Plan; (2) the number of Shares or other securities of the Company (or number and kind of other securities or property) subject to outstanding Awards under the Plan, provided that the number of shares subject to any Award shall always be a whole number; (3) the grant or exercise price with respect to any Award under the Plan; and (4) the limits on the number of Shares that may be granted to Participants under the Plan in any calendar year; (ii) provide for an equivalent award in respect of securities of the surviving entity of any merger, consolidation or other transaction or event having a similar effect; or (iii)  make provision for a cash payment to the holder of an outstanding Award.

e.                                       Substitute Awards.  Any Shares issued by the Company as Substitute Awards in connection with the assumption or substitution of outstanding grants from any acquired corporation shall not reduce the Shares available for Awards under the Plan.

f.                                        Sources of Shares Deliverable Under Awards.  Any Shares delivered pursuant to an Award may consist, in whole or in part, of authorized and unissued Shares or of issued Shares which have been reacquired by the Company.

5.                                      Eligibility.  Any Employee, Trustee or Consultant shall be eligible to be designated a Participant; provided, however, that Non-Employee Trustees shall only be eligible to receive Awards granted consistent with Section 10.

6.                                      Stock Options And Share Appreciation Rights.

a.                                      Grant.  Subject to the provisions of the Plan including, without limitation, Section 3(c) above and other applicable legal requirements, the Board shall have sole and complete authority to determine the Participants to whom Options and SARs shall be granted, the number of Shares subject to each Award, the exercise price and the conditions and limitations applicable to the exercise of each Option and SAR.  An Option may be granted with or without a related SAR.  An SAR may be granted with or without a related Option.  The Board shall have the authority to grant Incentive Stock Options and to grant Non-Qualified Stock Options.  In the case of Incentive Stock Options, the terms and conditions of such grants shall be subject to and comply with Section 422 of the Code, as from time to time amended, and any regulations implementing such statute.  A person who has been granted an Option or SAR under this Plan may be granted additional Options or SARs under the Plan if the Board shall so determine; provided, however, that to the extent the aggregate Fair Market Value (determined at the time the Incentive Stock Option is granted) of the Shares with respect to which all Incentive Stock Options are exercisable for the first time by an Employee during any calendar year (under all plans described in Section 422(d) of the Code of the Employee’s employer corporation and its parent and Subsidiaries) exceeds $100,000, such Options shall be treated as Non-Qualified Stock Options.

b.                                      Price.  The Board in its sole discretion shall establish the Option Price at the time each Option is granted.  Except in the case of Substitute Awards, the Option Price of an Option may not be less than one hundred percent (100%) of the Fair Market Value of the Shares with respect to which the Option is granted on the date of grant of such Option.  Notwithstanding the foregoing and except as permitted by the provisions of Section 4(c) and Section 14, the Board shall not have the power to (i) amend the terms of previously granted Options to reduce the Option Price of such Options, or (ii) cancel such Options and grant substitute Options with a lower Option Price than the cancelled Options.  Except with respect to Substitute Awards, SARs may not be granted at a price less than the Fair Market Value of a Share on the date of grant.

c.                                       Term.  Subject to the Board’s authority under Section 3(a) and the provisions of Section 6(e), each Option and SAR and all rights and obligations thereunder shall expire on the date determined by the Board and specified in the Award Agreement.  The Board shall be under no duty to provide terms of like duration for Options or SARs granted under the Plan.  Notwithstanding the foregoing, no Option or SAR shall be exercisable after the expiration of ten (10) years from the date such Option or SAR was granted.

d.                                      Exercise.

i)                                         Each Option and SAR shall be exercisable at such times and subject to such terms and conditions as the Board may, in its sole discretion, specify in the applicable Award Agreement or thereafter.  The Board shall have full and complete authority to determine, subject to Section 6(e), whether an Option or SAR will be exercisable in full at any time or from time to time during the term of the Option or SAR, or to provide for the exercise thereof in such installments, upon the occurrence of such events and at such times during the term of the Option or SAR as the Board may determine.

ii)                                      The Board may impose such conditions with respect to the exercise of Options, including without limitation, any relating to the application of federal, state or foreign securities laws or the Code, as it may deem necessary or advisable.  The exercise of any Option granted pursuant to this Plan shall be effective only at such time as the sale of Shares pursuant to such exercise will not violate any state or federal securities or other laws.

iii)                                   An Option or SAR may be exercised in whole or in part at any time, with respect to whole Shares only, within the period permitted thereunder for the exercise thereof, and shall be exercised by written notice of intent to exercise the Option or SAR, delivered to the Company at its principal office, and payment in full to the Company at the direction of the Board of the amount of the Option Price for the number of Shares with respect to which the Option is then being exercised.

iv)                                  Payment of the Option Price shall be made in cash or cash equivalents, or, at the discretion of the Board, (A) by transfer, either actually or by attestation, to the Company of Shares that have been held by the Participant for at least six (6) months (or such lesser period as may be permitted by the Board), valued at the Fair Market Value of such Shares on the date of exercise (or next succeeding trading date, if the date of exercise is not a trading date), together with any applicable withholding taxes, such transfer to be upon such terms and conditions as determined by the Board, or (B) by a combination of such cash (or cash equivalents) and such Shares; provided, however, that the optionee shall not be entitled to tender Shares pursuant to successive, substantially simultaneous exercises of an Option or any other stock option of the Company.  Subject to applicable securities laws, an Option may also be exercised by delivering a notice of exercise of the Option and simultaneously selling the Shares thereby acquired, pursuant to a brokerage or similar agreement approved in advance by proper officers of the Company, using the proceeds of such sale as payment of the Option Price, together with any applicable withholding taxes.  Until the optionee has been issued the Shares subject to such exercise, he or she shall possess no rights as a shareholder with respect to such Shares.

v)                                     At the Board’s discretion, the amount payable as a result of the exercise of an SAR may be settled in cash, Shares or a combination of cash and Shares.  A fractional Share shall not be deliverable upon the exercise of a SAR but a cash payment will be made in lieu thereof.

e.                                       Ten Percent Stock Rule.  Notwithstanding any other provisions in the Plan, if at the time an Option is otherwise to be granted pursuant to the Plan, the optionee or rights holder owns directly or indirectly (within the meaning of Section 424(d) of the Code) Shares of the Company possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or its parent or Subsidiary or Affiliate corporations (within the meaning of Section 422(b)(6) of the Code), then any Incentive Stock Option to be granted to such optionee or rights holder pursuant to the Plan shall satisfy the requirement of Section 422(c)(5) of the Code, and the Option Price shall be not less than one hundred ten percent (110%) of the Fair Market Value of the Shares of the Company, and such Incentive Stock Option by its terms shall not be exercisable after the expiration of five (5) years from the date such Incentive Stock Option is granted.

7.                                      Restricted Shares And Restricted Share Units.

a.                                      Grant.

i)                                         Subject to the provisions of the Plan and other applicable legal requirements, the Board shall have sole and complete authority to determine the Participants to whom Restricted Shares and Restricted Share Units shall be granted, the number of Restricted Shares and/or the number of Restricted Share Units to be granted to each Participant, the duration of the period during which, and the conditions under which, the Restricted Shares and Restricted Share Units may be forfeited to the Company, and the other terms and conditions of such Awards.  The Restricted Share and Restricted Share Unit Awards shall be evidenced by Award Agreements in such form as the Board shall from time to time approve, which agreements shall comply with and be subject to the terms and conditions of this Plan and any additional terms and conditions established by the Board that are consistent with the terms of the Plan.

ii)                                      Each Restricted Share and Restricted Share Unit Award made under the Plan shall be for such number of Shares as shall be determined by the Board and set forth in the Award Agreement containing the terms of such Restricted Share or Restricted Share Unit Award.  Such agreement shall set forth a period of time during which the Participant must remain in the continuous employment of the Company in order for the forfeiture and transfer restrictions to lapse.  If the Board so determines, the restrictions may lapse during such restricted period in installments with respect to specified portions of the Shares covered by the Restricted Share or Restricted Share Unit Award.  The Award Agreement may also, in the discretion of the Board, set forth performance or other conditions that will subject the Shares to forfeiture and transfer restrictions.  The Board may, at its discretion, waive all or any part of the restrictions applicable to any or all outstanding Restricted Share and Restricted Share Unit Awards.

b.                                      Delivery of Shares and Transfer Restrictions.  At the time of a Restricted Share Award, a certificate representing the number of Shares awarded thereunder shall be registered in the name of the Participant.  Such certificate shall be held by the Company or any custodian appointed by the Company for the account of the Participant subject to the terms and conditions of the Plan, and shall bear such a legend setting forth the restrictions imposed thereon as the Board, in its discretion, may determine.  The applicable Award Agreement will specify whether a Participant has the right to receive dividends with respect to the Restricted Shares prior to the lapsing of transfer restrictions. Unless otherwise provided in the applicable Award Agreement, the grantee shall have all other rights of a shareholder with respect to the Restricted Shares, including the right to vote such Shares, subject to the following restrictions: (i) the Participant shall not be entitled to delivery of the stock certificate until the expiration of the restricted period and the fulfillment of any other restrictive conditions set forth in the Award Agreement with respect to such Shares; (ii) none of the Shares may be sold, assigned, transferred, pledged, hypothecated or otherwise encumbered or disposed of during such restricted period or until after the fulfillment of any such other restrictive conditions; and (iii) except as otherwise determined by the Board at or after grant, all of the Shares shall be forfeited and all rights of the Participant to such Shares shall terminate, without further obligation on the part of the Company, unless the grantee remains in the continuous employment of the Company for the entire restricted period in relation to which such Shares were granted and unless any other restrictive conditions relating to the Restricted Share Award are met.  Unless otherwise provided in the applicable Award Agreement, any Shares, any other securities of the Company and any other property (except for cash dividends) distributed with respect to the Shares subject to Restricted Share Awards shall be subject to the same restrictions, terms and conditions as such Restricted Shares.

c.                                       Termination of Restrictions.  At the end of the restricted period and provided that any other restrictive conditions of the Restricted Share Award are met, or at such earlier time as otherwise determined by the Board, all restrictions set forth in the Award Agreement relating to the Restricted Share Award or in the Plan shall lapse as to the Restricted Shares subject thereto, and a stock certificate for the appropriate number of Shares, free of the restrictions and restricted stock legend, shall be delivered to the Participant or the Participant’s beneficiary or estate, as the case may be.

d.                                      Payment of Restricted Share Units.  Each Restricted Share Unit shall have a value equal to the Fair Market Value of a Share.  Restricted Share Units shall be paid in cash, Shares, other securities or other property, as determined in the sole discretion of the Board, upon the lapse of the restrictions applicable thereto, or otherwise in accordance with the applicable Award Agreement.  The applicable Award Agreement will specify whether a Participant will be entitled to receive dividend rights in respect of Restricted Share Units at the time of any payment of dividends to shareholders on Shares.  If the applicable Award Agreement specifies that a Participant will be entitled to receive dividend rights, (i) the amount of any such dividend right shall equal the amount that would be payable to the Participant as a shareholder in respect of a number of Shares equal to the number of Restricted Share Units then credited to the Participant, (ii) any such dividend right shall be paid in accordance with the Company’s payment practices as may be established from time to time and as of the date on which such dividend would have been payable in respect of outstanding Shares, and (iii) the applicable Award Agreement will specify whether dividend equivalents shall be paid in respect of Restricted Share Units that are not yet vested.  Except as otherwise determined by the Board at or after grant, Restricted Share Units may not be sold, assigned, transferred, pledged, hypothecated or otherwise encumbered or disposed of, and all Restricted Share Units and all rights of the grantee to such Restricted Share Units shall terminate, without further obligation on the part of the Company, unless the Participant remains in continuous employment of the Company for the entire restricted period in relation to which such Restricted Share Units were granted and unless any other restrictive conditions relating to the Restricted Share Unit Award are met.

8.                                      Performance Awards.

a.                                      Grant.  The Board shall have sole and complete authority to determine the Participants who shall receive a Performance Award, which shall consist of a right that is (i) denominated in cash or Shares (including but not limited to Restricted Shares and Restricted Share Units), (ii) valued, as determined by the Board, in accordance with the achievement of such performance goals during such performance periods as the Board shall establish, and (iii) payable at such time and in such form as the Board shall determine.

b.                                      Terms and Conditions.  Subject to the terms of the Plan and any applicable Award Agreement, the Board shall determine the performance goals to be achieved during any performance period, the length of any performance period, the amount of any Performance Award and the amount and kind of any payment or transfer to be made pursuant to any Performance Award, and may amend specific provisions of the Performance Award; provided, however, that such amendment may not adversely affect existing Performance Awards made within a performance period commencing prior to implementation of the amendment.

c.                                       Payment of Performance Awards.  Performance Awards may be paid in a lump sum or in installments following the close of the performance period or, in accordance with the procedures established by the Board, on a deferred basis.  Termination of employment prior to the end of any performance period, other than for reasons of death or Disability, will result in the forfeiture of the Performance Award, and no payments will be made.  A Participant’s rights to any Performance Award may not be sold, assigned, transferred, pledged, hypothecated or otherwise encumbered or disposed of in any manner, except by will or the laws of descent and distribution, and/or except as the Board may determine at or after grant.

9.                                      Other Share-Based Awards.  The Board shall have the authority to determine the Participants who shall receive an Other Share-Based Award, which shall consist of any right that is (i) not an Award described in Section 6 or Section 7 above and (ii) an Award of Shares or an Award denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, Shares (including, without limitation, securities convertible into Shares), as deemed by the Board to be consistent with the purposes of the Plan.  Subject to the terms of the Plan and any applicable Award Agreement, the Board shall determine the terms and conditions of any such Other Share-Based Award.

10.                               Non-Employee Trustee Awards.  The Board may provide that all or a portion of a Non-Employee Trustee’s annual retainer, meeting fees and/or other awards or compensation as determined by the Board, be payable (either automatically or at the election of a Non-Employee Trustee) in the form of Non-Qualified Stock Options, Restricted Shares, Restricted Share Units and/or Other Share-Based Awards, including unrestricted Shares.  The Board shall determine the terms and conditions of any such Awards, including the terms and conditions which shall apply upon a termination of the Non-Employee Trustee’s service as a member of the Board, and shall have full power and authority in its discretion to administer such Awards, subject to the terms of the Plan and applicable law.  Subject to applicable legal requirements, the Board may also grant Awards to Non-Employee Trustees pursuant to the terms of the Plan, including any Award described in Section 6, Section 7 or Section 9 above.

11.                               Provisions Applicable To Covered Officers And Performance Awards.

a.                                      Notwithstanding anything in the Plan to the contrary, unless the Board determines that a Performance Award to be granted to a Covered Officer should not qualify as “performance-based compensation” for purposes of Section 162(m), Performance Awards granted to Covered Officers shall be subject to the terms and provisions of this Section 11.  Accordingly, unless otherwise determined by the Board, if any provision of the Plan or any Award Agreement relating to such an Award does not comply or is inconsistent with Section 162(m), such provision shall be construed or deemed amended to the extent necessary to conform to such requirements, and no provision shall be deemed to confer upon the Board discretion to increase the amount of compensation otherwise payable to a Covered Officer in connection with any such Award upon the attainment of the performance criteria established by the Board.

b.                                      The Board may grant Performance Awards to Covered Officers based solely upon the attainment of performance targets related to one or more performance goals selected by the Board from among the goals specified below.  For the purposes of this Section 11, performance goals shall be limited to one or more of the following Company, Subsidiary, operating unit, business segment or division financial performance measures:

i)                                         Funds from Operations or Adjusted Funds from Operations;

ii)                                      operating income or profit;

iii)                                   operating efficiencies;

iv)                                  return on equity, assets, capital, capital employed or investment;

v)                                     net income;

vi)                                  earnings per share;

vii)                               utilization;

viii)                            gross profit;

ix)                                  stock price or total shareholder return;

x)                                     net asset growth;

xi)                                  debt reduction;

xii)                               strategic business objectives, consisting of one or more objectives based on meeting specified cost targets, business expansion goals and goals relating to acquisitions or divestitures; or

xiii)                            any combination thereof.

Each goal may be expressed on an absolute and/or relative basis, may be based on or otherwise employ comparisons based on internal targets, the past performance of the Company or any Subsidiary, operating unit, business segment or division of the Company and/or the past or current performance of other companies, and in the case of earnings-based measures, may use or employ comparisons relating to capital, shareholders’ equity and/or Shares outstanding, or to assets or net assets.  The Board may appropriately adjust any evaluation of performance under criteria set forth in this Section 11(b) to exclude any of the following events that occurs during a performance period:  (i) asset write-downs, (ii) litigation or claim judgments or settlements, (iii) the effect of changes in tax law, accounting principles or other such laws or provisions affecting reported results, (iv) accruals for reorganization and restructuring programs and (v) any extraordinary non-recurring items as described in Accounting Principles Board Opinion No. 30 and/or in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s annual report to shareholders for the applicable year.

c.                                       With respect to any Covered Officer, the maximum amount of all Performance Awards that are settled in cash and that may be granted under Section 8 of the Plan in any year is $2,000,000.

d.                                      To the extent necessary to comply with Section 162(m), with respect to grants of Performance Awards, no later than 90 days following the commencement of each performance period (or such other time as may be required or permitted by Section 162(m) of the Code), the Board shall, in writing, (1) select the performance goal or goals applicable to the performance period, (2) establish the various targets and bonus amounts which may be earned for such performance period, and (3) specify the relationship between performance goals and targets and the amounts to be earned by each Covered Officer for such performance period.  Following the completion of each performance period, the Board shall certify in writing whether the applicable performance targets have been achieved and the amounts, if any, payable to Covered Officers for such performance period.  In determining the amount earned by a Covered Officer for a given performance period, subject to any applicable Award Agreement, the Board shall have the right to reduce (but not increase) the amount payable at a given level of performance to take into account additional factors that the Board may deem relevant in its sole discretion to the assessment of individual or corporate performance for the performance period.

12.                               Termination Of Employment.  The Board shall have the full power and authority to determine the terms and conditions that shall apply to any Award upon a termination of employment with the Company, its Subsidiaries and Affiliates, including a termination by the Company with or without Cause, by a Participant voluntarily, or by reason of death, Disability or Retirement, and may provide such terms and conditions in the Award Agreement or in such rules and regulations as it may prescribe.

13.                               Change In Control.  The Board may specify in the applicable Award Agreement at or after grant, or otherwise by resolution prior to a Change in Control, that all or a portion of the outstanding Awards shall vest, become immediately exercisable or payable and have all restrictions lifted upon a Change in Control.

14.                               Amendment And Termination.

a.                                      Amendments to the Plan.  The Board may amend, alter, suspend, discontinue or terminate the Plan or any portion thereof at any time; provided that no such amendment, alteration, suspension, discontinuation or termination shall be made without shareholder approval if such approval is necessary to comply with any tax or regulatory requirement for which or with which the Board deems it necessary or desirable to comply, and provided further, that no amendment that shall increase the Fungible Share Pool shall be effective unless such increase has been approved by the Company’s shareholders as and to the extent required by the listing standards of the New York Stock Exchange.

b.                                      Amendments to Awards.  Subject to the restrictions of Section 6(b), the Board may waive any conditions or rights under, amend any terms of or alter, suspend, discontinue, cancel or terminate, any Award theretofore granted, prospectively or retroactively; provided that any such waiver, amendment, alteration, suspension, discontinuance, cancellation or termination that would materially and adversely affect the rights of any Participant or any holder or beneficiary of any Award theretofore granted shall not to that extent be effective without the consent of the affected Participant, holder or beneficiary.

c.                                       Adjustments of Awards Upon the Occurrence of Certain Unusual or Nonrecurring Events.  The Board is hereby authorized to make equitable and proportionate adjustments in the terms and conditions of, and the criteria included in, Awards in recognition of unusual or nonrecurring events (and shall make such adjustments for events described in Section 4(c)) affecting the Company, any Subsidiary or Affiliate, or the financial statements of the Company or any Subsidiary or Affiliate, or of changes in applicable laws, regulations or accounting principles.

d.                                      Section 409A Compliance.  No Award (or modification thereof) shall provide for deferral of compensation that does not comply with Section 409A of the Code unless the Board, at the time of grant, specifically provides that the Award is not intended to comply with Section 409A of the Code.  Notwithstanding any provision of this Plan to the contrary, if one or more of the payments or benefits received or to be received by a Participant pursuant to an Award would cause the Participant to incur any additional tax or interest under Section 409A of the Code, the Board may reform such provision to maintain to the maximum extent practicable the original intent of the applicable provision without violating the provisions of Section 409A of the Code.

15.                               General Provisions.

a.                                      Limited Transferability of Awards. Except as otherwise provided in the Plan, no Award shall be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by a Participant, except by will or the laws of descent and distribution.  No transfer of an Award by will or by laws of descent and distribution shall be effective to bind the Company unless the Company shall have been furnished with written notice thereof and an authenticated copy of the will and/or such other evidence as the Board may deem necessary or appropriate to establish the validity of the transfer.  If authorized in the applicable Award Agreement, a Participant may transfer, “not for value”, all or part of an Option that is not an Incentive Stock Option to any Family Member. For the purpose of this Section 15(a), a “not for value” transfer is a transfer that is (i) a gift; (ii) a transfer under a domestic relations order in settlement of marital property rights; or (iii) a transfer to an entity in which more than fifty percent (50%) of the voting interests are owned by Family Members (or the Participant) in exchange for an interest in that entity. Following a transfer under this Section 15(a), any such Option shall continue to be subject to the same terms and conditions as were applicable immediately prior to transfer.

Subsequent transfers of transferred Options are prohibited except to Family Members of the original Participant in accordance with this Section 15(a) or by will or the laws of descent and distribution. Notwithstanding any transfer permitted by this Section 15(a), such Options shall remain subject to any vesting, forfeiture or other requirements set forth in the Award Agreement.

b.                                      Dividend Equivalents.  In the sole and complete discretion of the Board, a Full-Value Award may provide the Participant with dividends or dividend equivalents, payable in cash, Shares, other securities or other property on a current or deferred basis.  All dividend or dividend equivalents which are not paid currently may, at the Board’s discretion, accrue interest, be reinvested into additional Shares, or, in the case of dividends or dividend equivalents credited in connection with a Full-Value Award that is a Performance Award, be credited as additional Performance Awards and paid to the Participant if and when, and to the extent that, payment is made pursuant to such Award.  The total number of Shares available for grant under Section 4 shall not be reduced to reflect any dividends or dividend equivalents that are reinvested into additional Shares or credited as Performance Awards.

c.                                       No Rights to Awards.  No Person shall have any claim to be granted any Award, and there is no obligation for uniformity of treatment of Participants or holders or beneficiaries of Awards.  The terms and conditions of Awards need not be the same with respect to each Participant.

d.                                      Share Certificates.  All certificates for Shares or other securities of the Company or any Subsidiary or Affiliate delivered under the Plan pursuant to any Award or the exercise thereof shall be subject to such stop transfer orders and other restrictions as the Board may deem advisable under the Plan or the rules, regulations and other requirements of the SEC or any state securities commission or regulatory authority, any stock exchange or other market upon which such Shares or other securities are then listed, and any applicable Federal or state laws, and the Board may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

e.                                       Withholding.  A Participant may be required to pay to the Company or any Subsidiary or Affiliate and the Company or any Subsidiary or Affiliate shall have the right and is hereby authorized to withhold from any Award, from any payment due or transfer made under any Award or under the Plan, or from any compensation or other amount owing to a Participant the amount (in cash, Shares, other securities, other Awards or other property) of any applicable withholding or other tax-related obligations in respect of an Award, its exercise or any other transaction involving an Award, or any payment or transfer under an Award or under the Plan and to take such other action as may be necessary in the opinion of the Company to satisfy all obligations for the payment of such taxes.  The Board may provide for additional cash payments to holders of Options to defray or offset any tax arising from the grant, vesting, exercise or payment of any Award.

f.                                        Award Agreements.  Each Award shall be evidenced by an Award Agreement that shall be delivered to the Participant and may specify the terms and conditions of the Award and any rules applicable thereto.  In the event of a conflict between the terms of the Plan and any Award Agreement, the terms of the Plan shall prevail.  The Board shall, subject to applicable law, determine the date an Award is deemed to be granted.  The Board or, except to the extent prohibited under applicable law, its delegate(s) may establish the terms of agreements or other documents evidencing Awards under this Plan and may, but need not, require as a condition to any such agreement’s or document’s effectiveness that such agreement or document be executed by the Participant, including by electronic signature or other electronic indication of acceptance, and that such Participant agree to such further terms and conditions as specified in such agreement or document.  The grant of an Award under this Plan shall not confer any rights upon the Participant holding such Award other than such terms, and subject to such conditions, as are specified in this Plan as being applicable to such type of Award (or to all Awards) or as are expressly set forth in the agreement or other document evidencing such Award.

g.                                       No Limit on Other Compensation Arrangements.  Nothing contained in the Plan shall prevent the Company or any Subsidiary or Affiliate from adopting or continuing in effect other compensation arrangements, which may, but need not, provide for the grant of Options, Restricted Shares, Restricted Share Units, Other Share-Based Awards or other types of Awards.

h.                                      No Right to Employment.  The grant of an Award shall not be construed as giving a Participant the right to be retained in the employ of the Company or any Subsidiary or Affiliate.  Further, the Company or a Subsidiary or Affiliate may at any time dismiss a Participant from employment, free from any liability or any claim under the Plan, unless otherwise expressly provided in an Award Agreement.

i.                                          No Rights as Shareholder.  Subject to the provisions of the Plan and the applicable Award Agreement, no Participant or holder or beneficiary of any Award shall have any rights as a shareholder with respect to any Shares to be distributed under the Plan until such person has become a holder of such Shares.  Notwithstanding the foregoing, in connection with each grant of

Restricted Shares, the applicable Award Agreement shall specify if and to what extent the Participant shall not be entitled to the rights of a shareholder in respect of such Restricted Shares.

j.                                         Governing Law.  The validity, construction and effect of the Plan and any rules and regulations relating to the Plan and any Award Agreement shall be determined in accordance with the laws of the State of Maryland without giving effect to conflicts of laws principles.

k.                                      Severability.  If any provision of the Plan or any Award is, or becomes, or is deemed to be invalid, illegal or unenforceable in any jurisdiction or as to any Person or Award, or would disqualify the Plan or any Award under any law deemed applicable by the Board, such provision shall be construed or deemed amended to conform to the applicable laws, or if it cannot be construed or deemed amended without, in the determination of the Board, materially altering the intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction, Person or Award and the remainder of the Plan and any such Award shall remain in full force and effect.

l.                                          Other Laws.  The Board may refuse to issue or transfer any Shares or other consideration under an Award if, acting in its sole discretion, it determines that the issuance or transfer of such Shares or such other consideration might violate any applicable law or regulation (including applicable non-U.S. laws or regulations) or entitle the Company to recover the same under Exchange Act Section 16(b), and any payment tendered to the Company by a Participant, other holder or beneficiary in connection with the exercise of such Award shall be promptly refunded to the relevant Participant, holder or beneficiary.

m.                                  No Trust or Fund Created.  Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any Subsidiary or Affiliate and a Participant or any other Person.  To the extent that any Person acquires a right to receive payments from the Company or any Subsidiary or Affiliate pursuant to an Award, such right shall be no greater than the right of any unsecured general creditor of the Company or any Subsidiary or Affiliate.

n.                                      No Fractional Shares.  No fractional Shares shall be issued or delivered pursuant to the Plan or any Award, and the Board shall determine whether cash, other securities or other property shall be paid or transferred in lieu of any fractional Shares or whether such fractional Shares or any rights thereto shall be canceled, terminated or otherwise eliminated.

o.                                      Headings.  Headings are given to the sections and subsections of the Plan solely as a convenience to facilitate reference.  Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the Plan or any provision thereof.

16.                               Term Of The Plan.

a.                                      Effective Date.  The Plan initially became effective as of May 8, 2007 following approval by the Board and by the Company’s shareholders.  The Plan has been amended and restated effective as of June 2, 2010 (the “Restatement Effective Date”) following approval by the Board and by the Company’s shareholders.

b.                                      Expiration Date.  No new Awards shall be granted under the Plan after the tenth anniversary of the Restatement Effective Date.  Unless otherwise expressly provided in the Plan or in an applicable Award Agreement, any Award may, and the authority of the Board or the Board to amend, alter, adjust, suspend, discontinue or terminate any such Award or to waive any conditions or rights under any such Award shall, continue after the tenth anniversary of the Restatement Effective Date.

0 14475 U-STORE-IT TRUST Proxy for Annual Meeting of Shareholders on June 2, 2010 Solicited on Behalf of the Board of Trustees The undersigned hereby appoints Dean Jernigan, Christopher P. Marr and Jeffrey P. Foster, and each of them, as attorney-in-fact and proxy with full power of substitution to represent the undersigned and to vote all of the Common Shares of the Company, held of record by the undersigned on March 15, 2010, at the Annual Meeting of Shareholders to be held on Wednesday, June 2, 2010, at 9:00 a.m., Eastern Daylight Savings time, at Dolce Valley Forge Hotel, 301 West Dekalb Pike, King of Prussia, Pennsylvania 19406, and at any adjournment or postponement thereof. Said attorney-in-fact and proxy is instructed to vote as directed on the reverse side. For more information on how to obtain directions to be able to attend the annual meeting and/or vote in person at the annual meeting please see the accompanying proxy statement or contact our Secretary at 610-293-5765. The undersigned acknowledges receipt of the accompanying Notice of Annual Meeting of Shareholders and Proxy Statement. (Continued and to be signed on the reverse side.)

ANNUAL MEETING OF SHAREHOLDERS OF U-STORE-IT TRUST June 2, 2010 Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on June 2, 2010. The proxy statement and annual report are available at http://ir.ustoreit.com. Please sign, date and mail your proxy card in the envelope provided as soon as possible. Signature of Shareholder Date: Signature of Shareholder Date: Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person. To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. 1. Election of Trustees: William M. Diefenderfer III Piero Bussani Harold S. Haller, Ph.D. Daniel B. Hurwitz Dean Jernigan Marianne M. Keler David J. LaRue John F. Remondi 2. Ratification of the Appointment of KPMG LLP as the Independent Auditor for the year ending December 31, 2010. 3. Amendment and Restatement of the Company’s 2007 Equity Incentive Plan. In their discretion, proxies are authorized to vote upon such other matters as may properly come before this meeting. If this proxy card is properly executed and returned to the Company, the attorney-in-fact and proxy will vote all of the undersigned's shares entitled to vote on the matters hereon as directed hereon or, where no direction is indicated, the undersigned's vote will be cast FOR each of the matters hereon. The attorney-in-fact and proxy will vote such shares as recommended by the Board of Trustees, or, if no recommendation is given, in his own discretion, with regard to any other matters as may properly come before the meeting, including any proposal to adjourn or postpone the meeting. FOR AGAINST ABSTAIN FOR ALL NOMINEES WITHHOLD AUTHORITY FOR ALL NOMINEES FOR ALL EXCEPT (See instructions below) INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: NOMINEES: THE BOARD OF TRUSTEES RECOMMENDS A VOTE "FOR" THE ELECTION OF TRUSTEES, "FOR" PROPOSAL 2 AND “FOR” PROPOSAL 3. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE Please detach along perforated line and mail in the envelope provided. 20833000000000000000 1 060210